Exhibit 99.1

S T A T E O F M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of	)
DTE ELECTRIC COMPANY	)
for a financing order approving the securitization	)	Case No. U-21015
of qualified costs.	)
)

At the June 23, 2021 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:	Hon. Daniel C. Scripps, Chair
Hon. Tremaine L. Phillips, Commissioner
Hon. Katherine L. Peretick, Commissioner

ORDER

I.

HISTORY OF PROCEEDINGS

On March 26, 2021, DTE Electric Company (DTE Electric) filed an application, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds covering approximately $184 million in qualified costs. The application was filed pursuant to Public Act 142 of 2000 (Act 142), which amended Public Act 3 of 1939, MCL 460.1 et seq., and allows certain utilities1 the option of reducing their costs through the issuance of

[1]	DTE Electric meets the requirements to seek a financing order. See, MCL 460.10h(c); MCL 460.562(e); application, pp. 1, 4.

securitization bonds.2 The application explained that, consistent with the May 2, 2019 order in Case No. U-20162 (2019 rate case order) and the July 9, 2020 order in Case No. U-20835 (2020 amortization order), DTE Electric seeks approval to issue securitization bonds for qualified costs associated with the closure of its River Rouge generation plant (River Rouge costs) and with its tree trimming surge program (Tree Trim costs). In its application, DTE Electric requested that the Commission dispense with the Proposal for Decision (PFD) and read the record in this proceeding, in light of the 90-day deadline required under MCL 460.10i(6). Application, p. 9.

The application requested authority to: (1) create one or more special purpose entities (SPEs)3 to which DTE Electric would transfer securitized property for the purpose of minimizing bankruptcy risks and maximizing the ratings on its securitization bonds; (2) implement two separate securitization charges, and related deferred tax charges (which would not be part of the securitization property), to be collected from its customers,4 as well as a mechanism for under- taking periodic true-ups of the securitization charges; (3) proceed, at its sole discretion, with the sale of the securitization bonds authorized in this case; and (4) employ appropriate methodologies to account for these transactions and to eventually refund or retire any or all of its securitization bonds. DTE Electric states that the mechanisms proposed for implementation and true-up of the charges are comparable to the mechanisms approved in prior securitization orders. Application, p. 6.

[2]

Securitization is the process by which a utility, following the issuance of a financing order by the Commission, replaces relatively high-cost debt and/or equity with lower-cost debt in the form of securitization bonds. MCL 460.10h-460.10o.

[3]	For purposes of this financing order, all references to the SPE shall be applicable to all SPEs that are created to issue a series of securitization bonds.
[4]

As used throughout this financing order, unless a different subset of DTE Electric’s customers is expressly specified (which, due to the two separate securitization charges, it often is), the terms “customers” and “distribution customers” refer to all existing and future retail electric distribution customers of DTE Electric or its successors, excluding customers using self-service power as defined in MCL 460.10a(4), and customers engaged in affiliate wheeling as defined in MCL 460.10a(10). The term “power supply customers” refers to distribution customers, excluding current retail open access (ROA or choice) customers as of the date of this financing order (and who do not become retail electric distribution customers after the date of issuance of this order).

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Pursuant to due notice, a prehearing conference was held on April 20, 2021, before Administrative Law Judge Dennis W. Mack (ALJ). At the prehearing, the ALJ granted intervenor status to the Michigan Department of Attorney General (Attorney General), the Association of Businesses Advocating Tariff Equity, the Michigan Environmental Council (MEC), and Soulardarity. The Commission Staff (Staff) also participated in the proceeding. The ALJ established a schedule for this case that dispensed with the PFD and accorded with the required 90-day timeline.

On May 6, 2021, testimony was filed by the Staff, the Attorney General, MEC, and Soulardarity. On May 13, 2021, rebuttal testimony was filed by the Staff and DTE Electric. An evidentiary hearing was held on May 19, 2021. The pre-filed testimony and exhibits were bound into the record, and cross-examination took place. On May 24, 2021, the parties waived further cross-examination and stipulated to the admission of Exhibits AG-18 and AG-19, and the ALJ transmitted the matter to the Commission.

DTE Electric, the Staff, the Attorney General, Soulardarity, and MEC filed initial briefs on May 28, 2021. DTE Electric, the Attorney General, and MEC filed reply briefs on June 4, 2021. The Commission has read the record, which consists of 371 pages of transcript and 81 exhibits admitted into the record.

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II.

APPLICABLE LAW

A financing order is governed by the mandates of MCL 460.10h-460.10o. Key sections provide as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2) In a financing order, the commission shall ensure all of the following:

(a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

(b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

(c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

(d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

MCL 460.10i(1) and (2). With regard to the meaning of “qualified costs” as used in MCL 460.10i(1) above, MCL 460.10h(g) provides:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10k(2) provides, that “A financing order shall include terms ensuring that the imposition and collection of securitization charges authorized in the order are a nonbypassable charge.” The following definitions apply to this language:

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“Securitization charges” means nonbypassable amounts to be charged for the use or availability of electric services, approved by the commission under a financing order to fully recover qualified costs, that shall be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in the financing order.

“Nonbypassable charge” means a charge in a financing order payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.

MCL 460.10h(i) and (f).

A financing order must include a mechanism requiring that the securitization charges be reviewed and adjusted by the Commission at least annually, within 45 days of the anniversary date of the issuance of the bonds, to correct overcollections or undercollections from the preceding 12 months. MCL 460.10k(3).

Only the applicant may seek rehearing of a financing order. MCL 460.10i(7). Any party may seek appeal from the Court of Appeals; however, review is limited to whether the order “conforms to the constitution and laws of this state and the United States and is within the authority of the commission under this act.” MCL 460.10i(8); see, Attorney General v Pub Serv Comm, 247 Mich App 35, 42-43; 634 NW2d 710 (2001) (Attorney General).

This proceeding involves DTE Electric’s second application for a financing order pursuant to Act 142. In the November 2, 2000 order in Case No. U-12478, the Commission authorized DTE Electric (then known as The Detroit Edison Company) to securitize up to $1.774 billion in qualified costs. In addition to this prior securitization, the parties to the instant case make reference to four prior securitization orders issued for Consumers Energy Company (Consumers), including the October 24, 2000 order in Case No. U-12505 (2000 order), the December 6, 2013 order in Case No. U-17473 (2013 order), the September 22, 2017 order in Case No. U-18250 (2017 order), and the December 17, 2020 order in Case No. U-20889 (2020 order).

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III.

DTE ELECTRIC COMPANY’S PROPOSAL

Camilo Serna, Vice President of Regulatory Affairs for DTE Energy Corporate Services, LLC (DTE ECS), a subsidiary of DTE Energy Company (DTE Energy), provides an overview of the proposed securitization transaction and related requests. He does not sponsor any exhibits.

By way of background for the instant filing, Mr. Serna explains that in Case No. U-20835 DTE Electric indicated in its application that it intended to seek securitization financing for tree trimming surge costs, and in the 2020 amortization order, pp. 5-6, the Commission stated that, while not subject to pre-approval, securitization “is consistent with the Commission’s sentiments expressed in the April 27, 2018 order in Case No. U-18419, p. 120, and the settlement agreement approved on December 6, 2018, in Case No. U-18150.” See, December 6, 2018 order in Case No. U-18150, Exhibit A, p. 3 (2018 depreciation order); and the 2019 rate case order, p. 80, n. 8.

Mr. Serna testifies that, with respect to River Rouge costs, DTE Electric proposes to finance through securitization the unrecovered net book value (NBV) of the River Rouge generation site that is financed by debt and equity as of May 31, 2021, which the company forecasts will be $61.3 million. DTE Electric does not propose to recover through securitization the portion of the unrecovered NBV of the River Rouge site that is currently financed by deferred taxes of $11.9 million, and Mr. Serna also notes that the proposed securitization does not include the costs to retire and remove the River Rouge physical assets. Mr. Serna asserts that the unrecovered book value of the River Rouge site should be entitled to regulatory asset treatment because this investment represents reasonably and prudently incurred capital costs which, under normal circumstances, would be recovered during the normal duration of the plant’s operation. Mr. Serna explains that early retirement will cut the plant’s operation short, thus requiring regulatory asset treatment for these costs which the utility would be unlikely to collect in a competitive market

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after the cessation of operations in May 2021.5 Mr. Serna states that River Rouge costs have been reasonable, prudent, and necessary to maintain the safe and reliable operation of this generation site, consistent with the goal of minimizing expenditures at Tier 2 coal plants that are being retired in the near term. He states that DTE Electric has not included in the proposed securitization any of the River Rouge capital expenditures that were disallowed for recovery by the Commission in the company’s two most recent rate cases, Case Nos. U-20162 and U-20561.

Mr. Serna notes that the Commission, in a securitization order addressing the closure of several coal-fired generation units, has found as follows:

[T]he Commission concludes that the remaining book value associated with the referenced units is properly considered qualified costs as regulatory assets. The Commission has previously found, and the Court of Appeals has affirmed, that the Commission may confer regulatory asset status on generation assets at the same time that the Commission authorizes securitization of those assets The Commission finds that the unrecovered book value associated with the referenced units is a generation-related asset that qualifies for treatment as a regulatory asset as that term is used in Act 142.

2013 order, p. 47. He further notes that the Commission approved securitization of the unrecovered book value of retiring coal-fired units in the 2020 order.

For the River Rouge costs, Mr. Serna proposes a final payment date of 14 years, and a legal maturity date of 15 years. He states that the 14-year term aligns with the currently approved depreciation rate schedule for the River Rouge generation site. He states that DTE Electric looked at alternatives to securitization but found that they all involved higher financing costs. Mr. Serna testifies that the tangible and quantifiable customer benefit provided by securitization with respect to the River Rouge costs is approximately $12.5 million, which will be passed on to customers

[5]

Media sources report that the River Rouge plant ceased operations on May 31, 2021. https://www.clickondetroit.com/news/local/2021/06/04/dte-energy-shutting-down-its-river-rouge- plant-after-65-years/ (accessed June 8, 2021). No party disputed the plant’s closure date.

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through a bill credit. The bill credit will continue until the conclusion of DTE Electric’s first rate case after the completed securitization, which will implement new rates that exclude recovery for any of the regulatory assets included in the securitization. He states that the cost of issuance of the River Rouge bonds will be about $2.2 million.

Turning to the Tree Trim costs, Mr. Serna testifies that the tree trimming surge was approved in Case No. U-20162 and is taking place over the period of 2019 through 2025. He states that, in the securitization, the company is requesting Tree Trim costs through June 2021, and that qualified costs proposed for recovery are $156.9 million ($43.3 million in 2019, $74.1 million in 2020, and $38.3 million through June 30, 2021, plus interest of $1.2 million). As with the River Rouge costs, DTE Electric does not propose to recover through securitization the portion of the Tree Trim surge that is currently financed by deferred taxes ($40.6 million), and thus qualified costs total $116.2 million to be recovered through securitization. Mr. Serna explains that these costs were already approved for deferral in the 2019 rate case order, and thus do not require reclassification as a regulatory asset. He further explains that the Tree Trim costs include costs only for the work that has been accomplished, and states that this investment provides system reliability benefits for many years.

Mr. Serna asserts that allowing these costs to be deferred and securitized with a 5-year amortization period matches the benefits of the investment to the recovery of the investment, and he testifies that securitization is less expensive than conventional financing. Mr. Serna states that the 5-year final payment date aligns with the company’s 5-year tree trim cycle, and notes that DTE Electric plans to securitize additional Tree Trim surge costs in future securitizations. Mr. Serna states that securitization of the Tree Trim costs will result in a tangible and quantifiable benefit to customers of $14.5 million, which will be passed on to customers through a bill credit until the securitized asset is removed from rate base at the conclusion of the first rate case after completion of this securitization.

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Mr. Serna notes that the Commission selected DTE Electric’s short-term debt rate for the return on the surge regulatory asset, in recognition of the fact that the company intended to securitize these assets. See, 2019 rate case order, p. 80. He states that DTE Electric, in determining the benefits of securitization over conventional financing, found that the deferred balance would be financed with permanent capital including long-term debt and equity, and made its comparison accordingly. 2 Tr 233. Mr. Serna states that the costs of issuing the Tree Trim bonds is about $4.3 million. Thus, the total of initial transaction costs is proposed to be $6.5 million.

Mr. Serna explains that deferred taxes are a zero-cost source of financing, which is the reason that the company is not seeking to include the amounts financed by deferred taxes in the securitization. However, the company seeks to recover these deferred tax amounts through a surcharge, which he describes as a lower cost approach than securitization because customers pay the principal over time without paying a carrying charge. Mr. Serna explains that DTE Electric seeks approval of the surcharge and amortization of the deferred tax regulatory asset in the instant case because it has not determined when its next general rate case will be filed. Mr. Serna states that securitization charges will first appear on customers’ bills beginning with the first billing cycle after the bonds are issued, and the bonds will likely be issued in October 2021. He states that securitization and related costs will be allocated to each customer class on the same basis as is applied in base rates, thus requiring separate power supply (River Rouge) and distribution (Tree Trim Surge) securitization charges that will vary by rate schedule. The charges and the bill credit will apply on a per kilowatt-hour (kWh) volumetric basis. As to the responsibility for the charges, Mr. Serna states:

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Only customers who take power supply service under the Company’s tariff rates will be responsible for the power supply (River Rouge) securitization charge and deferred tax surcharge described by Witness Dennis. Further, only customers who take distribution service under the Company’s tariff rates will be responsible for the distribution (Tree Trim Surge) securitization charge and deferred tax surcharge described by Witness Dennis. Therefore, current Retail Open Access (ROA) customers, as determined at the date of the financing order in this proceeding, will not be responsible for the power supply (River Rouge) securitization charge and deferred tax surcharge, and full service DTE Electric customers will be assessed both power supply and distribution securitization charge and deferred tax surcharges. Self-service power customers and customers engaged in affiliate wheeling would also be exempt from the charge.

However, consistent with the Commission’s orders in Consumers Energy’s recent securitization cases, the Company is proposing that a full-service customer that transitions to ROA after the date of the financing order in this proceeding will continue to be obligated to pay the power supply (River Rouge) securitization charge applicable to their previous rate schedule.

In addition, any ROA customer that returns to full-service, after the date of the financing order in this proceeding, will be responsible from that point forward for the power supply (River Rouge) securitization charge and deferred tax surcharge applicable to the ROA customer’s applicable rate schedule. Self-service power customers would also be exempt from the charge.

2 Tr 238-239. The interim bill credit will be subject to the same allocation of responsibility. Finally, Mr. Serna explains that any excess collections will be returned to customers.

Theresa M. Uzenski, Manager of Regulatory Accounting for DTE Electric and DTE Gas Company, and an employee of DTE ECS, sponsors Exhibits A-1 through A-5. She describes how DTE Electric determined the amounts to be securitized for the River Rouge costs, the Tree Trim costs, and the deferred tax amounts associated with both.

Ms. Uzenski explains that the NBV of the plant investment in the River Rouge generation site is $75.8 million as of December 31, 2020. 2 Tr 29; Exhibit A-1. She states that the plant is expected to cease operations in May 2021, so she forecasted the total NBV by adding six months

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of depreciation expense, which reduced the NBV to $73.2 million using a depreciation rate of 2.09% as provided for in the 2018 depreciation order. At this rate, she states that the projected NBV of the site will reach zero in 14 years. She then determined the portion of the NBV that is financed by deferred taxes, and forecasts that the deferred tax balance for May 31, 2021, is $11.9 million, noting that 2036 is the last year for tax depreciation on newer plant additions. Thus, she states that the company proposes to recover $61.3 million through securitization for the River Rouge costs. She states that the total amount for River Rouge currently in base rates is $72.2 million, which provides the basis for the power supply bill credit. 2 Tr 32; Exhibit A-2.

Ms. Uzenski testifies that the NBV for the Tree Trim costs is $118.6 million as of December 31, 2020, and she forecasts that this regulatory asset will reach a total of $156.9 million as of June 30, 2021. 2 Tr 33; Exhibit A-3. She states that the deferred tax balance for these costs will be $40.6 million by June 30, 2021, and thus DTE Electric proposes to recover through securitization, as of that date, $116.2 million. Excluding the portion related to deferred taxes, Ms. Uzenski states that the amount of the Tree Trim regulatory asset currently in base rates is $59.1 million, which provides the basis for the distribution bill credit. 2 Tr 35.

Ms. Uzenski states that DTE Electric will act as the servicer for the bonds and will remit collections from customers to the SPE based on actual payments received. Regarding times when a customer only partially pays a bill, she states that “[a]s it is impossible to bifurcate partial payments received from customers between bond payments and electric service, DTE Electric will apply the actual average uncollectible rate experienced on its overall receivables to the securitization bond surcharges, and amounts remitted by DTE Electric to the SPE will reflect a reduction based on that rate.” 2 Tr 36. Ms. Uzenski describes the accounting entries that will be used by the company, and requests approval to reclassify the qualified costs of the River Rouge

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plant to a regulatory asset in Account 182.3, Other Regulatory Debits, apportioned to show securitization and deferred taxes. She also requests approval to use a regulatory asset for the deferred Tree Trim surge costs that are financed with deferred taxes. Ms. Uzenski indicates that DTE Electric expects that the SPE will be considered a Variable Interest Entity.

Edward J. Solomon, Assistant Treasurer and Director of Corporate Finance, Insurance, and Development for DTE Energy, and an employee of DTE ECS, sponsors Exhibits A-8 through A-14, A-29, and A-30. His testimony establishes the proposed qualified costs, initial other qualified costs, and ongoing other qualified costs. He also explains the proposed use of the securitization proceeds.

Mr. Solomon states that the net proceeds from securitization of the River Rouge costs will be used to retire long-term debt and equity of DTE Electric. This amount is $61.3 million for the net plant balance and $2.2 million in initial other qualified costs. He explains that the company’s capital structure is currently 50% equity/50% debt, and the retirement will reflect that structure. Mr. Solomon states that the net proceeds from securitization of the Tree Trim costs will be used to retire short-term debt of DTE Electric. This amount is $116.2 million for the net proceeds and $4.3 million in initial other qualified costs. Mr. Solomon explains that, consistent with the 2019 rate case order, p. 80, DTE Electric has financed surge costs with short-term working capital including short-term debt (3.56%), and thus states that it is appropriate to use these proceeds to retire short-term debt.

Addressing how debt will be chosen for retirement, Mr. Solomon states:

When determining the outstanding debt to be paid down, the Company will need to consider: (i) the cost of each of DTE Electric’s debt instruments and securities outstanding at the time proceeds from the sale of each securitization property to the Special Purpose Entity (“SPE”) that issues the securitization bonds are received; (ii) the mandatory cost of retiring each of the securities existing at the time of issuance of the securitization bonds; and (iii) market conditions which might impact tender

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offer opportunities for securities existing at the time of issuance of the securitization bonds. For the proposed securitization, the Company anticipates retiring existing debt maturing around the time of the closing of the financing and therefore will incur no Long-Term Debt Retirement Costs.

2 Tr 90. He states that DTE Electric will pay down equity by making a cash distribution to DTE Energy, and the company plans to complete the recapitalization process within three months of the receipt of the proceeds. The company will also file reports with the Commission within 30 days of the issuance of the bonds, and quarterly thereafter.

Mr. Solomon states that the determination of the initial other qualified costs was made based on DTE Electric’s experience with the Case No. U-12478 securitization in 2000. Exhibit A-9. He explains that total initial other qualified costs are estimated at $6.5 million, and represent the transaction costs, including legal fees, which are paid by the SPE and billed to the company. He describes each expense item included in the initial other qualified costs. He explains that, to the extent that initial other qualified costs are less than anticipated, the difference will be factored into the first true-up; and, conversely, to the extent that they exceed what is anticipated, DTE Electric will request recovery of those amounts in a future rate case.

Mr. Solomon states that ongoing other qualified costs of the SPE are incurred until the bonds have been paid off in full and support the ongoing operation of the SPE. They are estimated at $500,000 annually (assuming that DTE Electric is the servicer of the bonds), and include numerous fees and reporting expenses. Mr. Solomon provides a description of each cost included in the ongoing other qualified costs. He explains that, in order to support the bankruptcy analysis that is necessary to achieve the highest possible credit rating, the servicing fee must be at arm’s length and at a market-based rate. DTE Electric requests a servicing fee of 0.05% of the original principal balance of the bonds per annum, which Mr. Solomon describes as consistent with the servicing fee rates in other recent securitizations. Mr. Solomon describes the elements of the ongoing other qualified costs, and explains that any difference between the actual and estimated levels of the ongoing other qualified costs will be adjusted in the true-up. He requests that the company receive approval for a potential early retirement or refunding of the bonds.

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Mr. Solomon testifies that the net present value (NPV) of the revenue requirement under securitization financing of the River Rouge costs is less than the NPV of the revenue requirement over the remaining life of these costs under conventional financing by approximately $12.5 million. Exhibit A-11. He states that as long as the interest rate on the bonds stays below 7.15%, there will be savings to customers, and, at the rate of 6.51%, the securitization would be NPV neutral. He states that the Tree Trim costs pass the same test, showing an NPV benefit over conventional financing of approximately $14.5 million. Mr. Solomon explains that DTE Electric did not include initial other qualified costs in this benefit test, consistent with the 2013 order. With respect to the Tree Trim costs, he states that as long as the interest rate on the bonds stays below 5.98%, there will be savings to customers, and the breakeven point is also 5.98%. Exhibit A-12. He also points out that the “weighted average interest rate of 1.98% on the bonds is significantly less than the return on permanent capital of 8.79% under conventional financing.” 2 Tr 104. In order to comply with the Section 10i(2)(d) requirement that the amount securitized be limited to the NPV of the revenue requirement over the life of the bonds, Mr. Solomon testifies that the securitization amount for the River Rouge costs cannot exceed $74.5 million, and the proposed amount is $63.5 million; and the securitization amount for the Tree Trim costs cannot exceed $157.8 million, and the proposed amount is $120.5 million. 2 Tr 105.

Seth B. Shpargel is a Manager in Regulatory Affairs for DTE ECS, and he sponsors Exhibits A-15 through A-20. Mr. Shpargel explains the annual allocation of the power supply (River Rouge costs) and distribution (Tree Trim costs) securitization revenue requirements to each cost of

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service (COS) class of customers. He also explains the same allocation of the deferred tax revenue requirement, as well as the allocation of the bill credit to power supply customers in each COS rate class and to distribution customers in each COS voltage class. He states that the revenue requirement for each calculation is the same as the estimated annual billings under securitization presented in the testimony of Mr. Lunde.

Mr. Shpargel states that, for the power supply revenue requirement allocation, he applied allocation factor 255 by COS rate class, which consists of 75% 4 coincident peak (CP) demand and 25% energy. He chose this formula because it is the one used in rate cases including DTE Electric’s most recent rate case, Case No. U-20561. Exhibit A-15. He used the same allocation factor for the revenue requirement associated with the deferred taxes related to power supply. Exhibit A-16. Mr. Shpargel explains that, for the distribution revenue requirement allocation, he applied allocation factor 593 by COS voltage class, because this factor was used in the COS Study (COSS) in Case No. U-20561 to allocate the Tree Trim surge amounts. Exhibit A-17. He also applied allocation factor 593 to the deferred tax revenue requirement by COS voltage class “because the distribution deferred tax revenue requirement sponsored by Witness Uzenski is related to the Tree Trim Surge return.” 2 Tr 207; Exhibit A-18. Mr. Shpargel applied allocation factor 255 by COS rate class in calculating the bill credit for the power supply revenue requirement (Exhibit A-19), and allocation factor 593 by COS voltage class in calculating the bill credit for the distribution revenue requirement (Exhibit A-20).

Philip W. Dennis, a Manager in Regulatory Economics for DTE ECS, sponsors Exhibits A-21 through A-28. He explains DTE Electric’s proposed rate design for the securitization and other charges. Mr. Dennis states that DTE Electric is proposing six pricing components: three for power supply (River Rouge generation site) and three for distribution (Tree Trim surge), and all of

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the pricing components are proposed as a per kWh charge or credit which varies by rate schedule. He states that both the power supply and distribution charges contain a securitization charge component, a deferred tax charge component, and a bill credit component. Mr. Dennis explains that:

the Company is removing both Power Supply and Distribution costs associated with River Rouge and Tree Trim Surge, respectively, from its current rates and such rates will be replaced by a Power Supply Securitization Charge and Distribution Securitization Charge to be collected by the Company, as servicer, to be remitted to the special purpose entity to pay principal, interest and other qualified costs on the securitization bonds. The base rate credits reflected in my exhibits will be in place until the Company implements new base rates in a future general rate case reflecting the removal of the associated regulatory assets.

2 Tr 182. Exhibit A-21 contains the proposed bill credit to remove the River Rouge costs from current rates and the power supply securitization charge for each of the 14 years in which it will appear on bills. Exhibit A-22 shows the power supply deferred tax surcharge over the 14 years. Exhibit A-24 shows the distribution securitization charge over each year of the five years in which it will appear on bills, and Exhibit A-25 shows the distribution deferred tax surcharge over the same period. Mr. Dennis explains that Exhibit A-27 shows a comparison of the total average rate impact of the six proposed pricing components to the rates set in Case No. U-20561. Mr. Dennis explains that power supply and distribution rates are already shown separately on customers’ bills, and he states that the surcharges associated with the River Rouge costs and the Tree Trim costs will appear as separate line items.

Mr. Dennis explains that the purpose of the periodic true-ups is to ensure that the cash collections will meet the obligations of the securitization bond issuer for bond principal and interest and ongoing expenses, noting that the forecasts are unlikely to ever perfectly match the actual amounts. He states that, consistent with the 2013 and 2020 orders, in order to maintain the State’s non-impairment pledge, the true-up must be expedited and must be limited to verifying the

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mathematical accuracy of the proposed adjustment to the charge. Mr. Dennis proposes that the deferred tax surcharge associated with both the River Rouge costs and the Tree Trim costs also be updated during the true-up, but over or under collections will not be calculated, since this surcharge is not part of the securitization and will not affect the securitization. He states that true- ups will be at least annual, except that they will occur quarterly during the year before the final payment date, and could occur more often under certain circumstances. Mr. Dennis also proposes that the allocations among rate classes be subject to change so that they always match the allocations that have been approved in the company’s most recent rate case.

Steffen Lunde, a Director in the Global ABS Financing and Securitization Group for Citigroup Global Markets Inc. (Citi), describes the securitization process, provides an overview of DTE Electric’s proposal, and explains how DTE Electric proposes to achieve the highest possible credit rating and lowest possible financing costs for this securitization. He sponsors Exhibits A-6 and A-7.

As explained by Mr. Lunde, securitization separates the credit quality of the issued bonds from that of the company in order to achieve higher credit ratings and lower financing costs. In order to accomplish this, he states, DTE Electric proposes to sell the revenue stream and other entitlements and property created by the financing order (i.e., the securitization property) to a bankruptcy remote SPE, which sale, consistent with Act 142, will constitute a “true sale” for bankruptcy purposes. MCL 460.10l(1) and (2). This “true sale” is designed to insulate the securitization property from creditors of DTE Electric and, thereby, from the credit risk of the company. According to Mr. Lunde, a trustee will also be appointed to: (1) act on behalf of the bondholders; (2) remit payments to the bondholders; and (3) ensure that the bondholders’ rights are protected in accordance with the terms of the financing documents. The securitization

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property and certain other related collateral will be pledged to the trustee, and the SPE will then issue bonds, supported by the underlying collateral, to investors. DTE Electric will perform the routine billing, collection, and reporting duties as the servicer for the issuer of the bonds, pursuant to a servicing agreement between DTE Electric, the issuer, and the trustee. 2 Tr 121. He states that the SPE is expected to be organized in Delaware.

Mr. Lunde testifies that the securitization property that is sold to the SPE is composed of the rights and interests of DTE Electric under the financing order, including the right to impose, collect, and receive from DTE Electric’s customers amounts necessary to pay principal and interest on the bonds, as well as the ongoing other qualified costs, including the right to adjust the amounts of securitization charges through the periodic use of a true-up mechanism.6 In this case, ongoing other qualified costs refers to certain qualified costs arising from the issuance of securitization bonds that will be payable from securitization charge collections on an ongoing basis over the transaction’s life. These primarily include servicing fees, trustee fees and expenses, auditor expenses and administrative fees, rating agency fees, independent manager fees, Securities and Exchange Commission (SEC) reporting expenses, and other operating expenses incurred by,

[6]

As stated in MCL 460.10j(2), securitization property shall constitute a present property right even though the imposition and collection of securitization charges depends on further acts of the electric utility or others that have not yet occurred. Moreover, pursuant to MCL 460.10m(2) and MCL 460.10m(4), the lien and security interest of the trustee in the securitization property shall attach automatically once value is received for the bonds, shall constitute a continuously perfected lien and security interest, and shall not be impaired by any later modification of the financing order or by the commingling of funds arising from securitization charges with other funds. As stated in MCL 460.10n(2), the State of Michigan pledges not to take or permit any action that would impair the value of the securitization property or that would reduce or alter (except as allowed in the context of a true-up procedure undertaken pursuant to MCL 460.10k(3)) or otherwise impair the securitization charges approved in this financing order (nonimpairment pledge). Finally, as set forth in MCL 460.10m(8), any changes to either the financing order or the securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

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or on behalf of, the SPE. Mr. Lunde states that Mr. Solomon’s estimate of about $500,000 per year for these expenses is reasonable. Exhibit A-10. Mr. Lunde explains that the other collateral is composed of the collection account, and that, in this case, there are likely to be two parallel sets of accounts and subaccounts, one for the River Rouge costs and one for the Tree Trim costs. 2 Tr 124, n. 5. He states that the company “would like authorization, as hereinafter discussed, to use an overcollateralization subaccount to the extent that the Company later deems such a subaccount necessary in the context of the credit ratings review process, the optimal securitization bond structure, and market conditions.” Id. If necessary, this account would be funded by the securitization charges and, if drawn upon, would be subject to true-up. He states that amounts in the collection account will be invested. He also proposes that the financing order provide DTE Electric with the ability to use additional forms of credit enhancement, such as letters of credit, if necessary to obtain the highest credit rating. He states that this type of financing structure has been widely accepted by the market, and he describes many successful securitizations. Mr. Lunde describes current interest rates as low and securitization as stable even during times of financial crisis such as 2007-2008.

Mr. Lunde further explains that, when put into effect, DTE Electric’s proposal is designed to establish a nonbypassable securitization charge expressed in cents per kWh, which will appear as a separate charge on customers’ bills. He states that the power supply securitization charges will be nonbypassable to power supply customers, which include full-service customers and choice customers as of the date of this order is issued who subsequently revert to full-service; and the distribution securitization charges will be nonbypassable to distribution customers, which include both full-service and choice customers. Each such securitization charge will be stated as a separate charge within DTE Electric’s tariffs. He states that DTE Electric proposes a system of

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periodic true-up adjustments to the securitization charges intended to ensure that the dedicated revenue stream from the securitization charge is adequate to make all scheduled payments of the principal and interest on the bonds, as well as all other qualified costs. Initially, DTE Electric will act as the servicer for the SPE. In that capacity, DTE Electric will bill and collect the securitization charge, perform the periodic true-ups, and calculate any necessary adjustments to that charge.

Mr. Lunde testifies that the preliminary securitization bond financing structure and resulting cash flows have been aligned with the timing of the recovery of the Tree Trim surge expenses assuming no securitization had occurred (5 years), and the recovery of the River Rouge costs align with the remaining depreciation schedule of the River Rouge generation site (14 years). Mr. Lunde states that the securitization has been designed to reflect this approach, with two tranches of securitization bonds: (i) a Tranche A-1 with a scheduled final payment date at the end of semi- annual payment period number nine, which aligns with the first five years of the power supply securitization charges and all of the distribution securitization charges; and (ii) a Tranche A-2 with a scheduled final payment date at the end of semi-annual payment period number twenty-seven, which aligns with the remaining power supply securitization charges (the amortization of Tranche A-2 is scheduled to commence after the end of semi-annual payment period number nine). Mr. Lunde states that, based on this preliminary bond financing structure, the resulting periodic debt service, ongoing fees and expenses, and resulting revenue requirements are substantially level for the first nine semi-annual payment periods; and, after that time, the periodic debt service, ongoing fees and expenses, and revenue requirements remain substantially level (but at a reduced level) for the remaining eighteen semi-annual payment periods. Mr. Lunde estimates a weighted average interest rate of 1.98% per annum for the securitization.

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In order to ensure that cost responsibility flows to the correct customers, Mr. Lunde testifies that interest and principal payments for the securitization bonds will be allocated between the power supply securitization charges and the distribution securitization charges as follows:

(a) for the first nine semi-annual payment periods where both the Tree Trim Surge and the River Rouge assets are being recovered, (i) to Distribution Securitization Charges, an amount for each semi-annual payment period calculated as the level debt service payment required to recover in full the Tree Trim Surge asset using an interest rate equal to the coupon on the Tranche A-1 securitization bonds and (ii) to Power Supply Securitization Charges, an amount for each semi-annual payment period equal to the remaining balance of principal and interest payments and (b) thereafter, 100% to the Power Supply Securitization Charges. The servicing fee and other ongoing fees and expenses are expected to be allocated between the Power Supply Securitization Charges and the Distribution Securitization Charges as follows: (a) for the first nine semi-annual payment periods where both the Tree Trim Surge and the River Rouge assets are being recovered, based on the proportions of the original recovery balances and (b) thereafter, 100% to the Power Supply Securitization Charges. The projected levels for these revenue requirements are designed to satisfy rating agency stress scenarios required for triple-A ratings in precedent utility securitization bond transactions. The precise terms and conditions of the Proposed Securitization, including the structure and the weighed [sic] average interest rate, will not be known until just prior to the time of sale, currently anticipated to take place in October 2021.

2 Tr 136-137. Mr. Lunde recommends that the bonds pay fixed rates, and states that this is consistent with recent securitization precedent.

Mr. Lunde thereafter describes the cash flow requirements. He emphasizes that “the interest rates, credit enhancement, payment dates, maturity date, cash flow requirements, frequency of principal payments, terms, number of tranches, and tranche sizes are estimates, and may vary at the time of pricing to ensure optimal pricing and ratings.” 2 Tr 144. As far as collection of the securitization charges, Mr. Lunde states that DTE Electric will be responsible for the collection as servicer, and that all of the infrastructure necessary to accomplish this is in place and worked well in DTE Electric’s prior securitization. He states that partial payments will be allocated ratably between the securitization charge and other billed amounts based on the ratio of those two components to the total bill.

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Mr. Lunde then describes the rating agency process. He stresses that any financing order approving DTE Electric’s proposal must contain certain elements (he provides a proposed financing order as Exhibit A-7). He states that among the most significant of the essential elements are: (1) irrevocability of the financing order and a reaffirmation by the Commission of the State of Michigan’s nonimpairment pledge; (2) nonbypassability of the securitization charges among the retail electric distribution customers of DTE Electric and its successors, irrespective of the source of generation provided to customers, with limited, predefined exceptions; (3) an annual true-up mechanism (with semi-annual or more frequent true-ups if needed) subject only to mathematical review by the Commission; and (4) securitization charges to customers for all such transactions which do not exceed levels likely to result in stress. He asserts that the financing order should specifically reserve to DTE Electric the sole discretion as to whether and when to issue securitization bonds, which, he says, is critical to DTE Electric’s ability to achieve the lowest financing cost possible. Likewise, he requests that DTE Electric be authorized to refinance outstanding securitization bonds if indenture provisions so provide and if refinancing would allow for the creation of sufficient additional savings. Mr. Lunde states that the securitization bonds will be rated by at least two nationally recognized rating agencies, and that an extensive investor education program will be provided by the company and the underwriters of the bonds. Mr. Lunde states that one or more underwriters will be used to market the bonds, who will have specific experience in the marketing of utility securitization bonds.

Mr. Lunde testifies that collection of the charge must be ensured, even in the face of reductions in usage or increases in payment delinquency or self-generation. 2 Tr 156. Mr. Lunde

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explains that the true-up mechanism represents the most fundamental component of credit enhancement to the rating agencies and investors and is a cornerstone of the credit ratings achieved in prior utility securitization transactions. He indicates that, consistent with current market and rating agency standards, in addition to the annual true-up mandated by Section 10k(3) of Act 142, true-up adjustments should be required on a semi-annual basis (and quarterly beginning one year prior to the last scheduled final payment date of each tranche of securitization bonds) if the servicer determines that a true-up adjustment is needed to ensure the expected recovery during the succeeding 12 months of amounts sufficient to pay scheduled principal and interest on the securitization bonds, the ongoing other qualified costs, and amounts necessary to replenish the capital subaccount balance. Mr. Lunde also testifies that interim true-ups should be permitted more frequently if the servicer determines the true-ups are needed to meet the SPE’s financial obligations.

Mr. Lunde indicates that the prior DTE Electric securitization has been repaid in full and will have no impact on the securitization proposed in the instant case. He states that DTE Electric had a successful experience as servicer in that financing. He expects the servicing agreement used in this case to be similar to the one used for the securitization approved in the 2013 order. He proposes a fixed servicing fee of 0.05% per annum of the original principal amount, and notes that this is the same amount used in DTE Electric’s prior securitization.

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IV.

POSITIONS OF THE PARTIES

A. Direct Testimony

1. The Commission Staff

Robert F. Nichols II, Manager of the Revenue Requirements Section of the Regulated Energy Division, sponsors Exhibits S-1 through S-4. While not opposing securitization, he testifies that the Staff opposes the deferred tax approach proposed by DTE Electric because it is less costly to ratepayers to securitize the entire remaining NBV of the assets and use the proceeds to refinance or retire debt or equity. Mr. Nichols states:

First, because the DFIT [deferred federal income tax] is ratepayer-supplied funds, it should remain in base rates in the capital structure until the timing differences that resulted in the DFIT unwind/reverse over time. Second, the securitization bond issuance proceeds must be applied to refinancing or retiring debt and/or equity per MCL 460.10i(2)(a). The combination of DFIT remaining in the capital structure and the Company retiring debt and/or equity results in a lower cost of capital in base rates, which more than offsets the incremental cost of the securitization bonds for the financing [of] the incremental “net of tax” portion of the assets.

2 Tr 347. Mr. Nichols states that DTE Electric provided no evidence showing that it has reduced debt or equity with accrued DFIT liability, and that the evidence actually shows that the company uses DFIT in other ways. He also notes that in Case No. U-20889 Consumers securitized the entire remaining NBV of the closing coal plants and did not use the net-of-tax approach proposed in the instant case. He testifies that securitizing the entire remaining NBV will result in a lower cost of capital when rates are reset in the next electric rate case, which also reduces the revenue requirement. To illustrate this, Mr. Nichols states that the estimated weighted average coupon rate for the total securitization debt is 1.98%7 (plus the $500,000 annual administration fee), and the cost rates approved in the most recent rate case, Case No. U-20561, are 9.9% return on equity,

[7]	1.1% for Tree Trim costs and 2.597% for River Rouge costs. See, Exhibit A-6.

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4.22% long-term debt rate, and 2.73% short-term debt rate. Exhibit A-6, pp. 1-3; May 8, 2020 order in Case No. U-20561. Mr. Nichols opines that the “remaining DFIT is ratepayer-supplied and should remain in the capital structure for setting base rates until it unwinds/reverses.” 2 Tr 348. He notes that in response to discovery the company indicates that the deferred taxes will remain “as long as there is a difference between book amortization and tax depreciation, which will result in a difference between NBV and NTV [net tax value].” 2 Tr 350, quoting Exhibit S-2; Exhibit A-5. He notes that the company expects to amortize the River Rouge costs over 14 years and the Tree Trim costs over 5 years.

Mr. Nichols testifies that the proposed deferred tax approach does not comport with the 2018 depreciation order and the November 13, 2018 settlement agreement, wherein DTE Electric stated:

DTE Electric agrees to seek recovery of the remaining net book value associated with its Tier 2 coal plants through securitization after the Tier 2 coal plants are retired if this is the lowest cost option for ratepayers. Other options to be evaluated include traditional depreciation, regulatory asset amortization in base rates, or other forms of ratemaking or regulatory relief.

2018 depreciation order, Exhibit A, p. 3. Mr. Nichols characterizes DTE Electric’s deferred tax proposal as a more costly option compared to securitizing the full amount, and notes that no deferred tax option was requested or approved in the prior cases in which securitization was discussed (the 2019 rate case order and the 2020 amortization order), nor was it discussed in the most recent rate case, Case No. U-20561.

Mr. Nichols notes that in the 2019 rate case order the Commission approved use of the short- term debt cost rate of 3.56% for application to the Tree Trim costs. Mr. Nichols states that it is reasonable to refinance or retire short-term debt with the proceeds from securitization bonds to the extent that the Tree Trim costs are financed with short-term debt. But he notes that the evidence

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shows that short-term borrowing by DTE Electric as of March 2021 is $78 million, down from a January 2020 high of $724 million. Exhibit S-4. He states:

This indicates that at least a portion of short-term debt associated with the Tree Trim Regulatory Surge Asset most likely has already been refinanced with long- term debt and equity    Because the short-term debt attributable to the Tree Trim Regulatory Asset appears to already be refinanced with long-term debt and equity, and in U-20162 the Company had proposed financing consistent with the Company’s capital structure, it may be more appropriate for the Company to retire long-term debt and equity with the proceeds from the tree trim regulatory asset securitization. As shown on Exhibit A-3, line 3, the balance of deferred Tree Trim Surge costs is $118.6 million at December 31, 2020. This balance is greater than the total amount of all outstanding short-term debt of $78 million as of March 2021. Therefore, it isn’t reasonable or possible to entirely buy down short-term debt with the proceeds of the Tree Trim Regulatory Asset Securitization.

2 Tr 353. Mr. Nichols testifies that, except to the extent that the company can show that the Tree Trim costs are financed with short-term debt, DTE Electric should retire debt and equity at the 50/50 permanent capital ratio approved in Case No. U-20561, and should securitize the full River Rouge costs and Tree Trim costs.

Mr. Nichols further explains that 50% of the entire remaining NBV of the River Rouge costs is supported by equity. He states that:

consideration must also be made for the fact that DTE either 1) has a cash balance on its balance sheet supplied from ratepayers which offsets the River Rouge DFIT liability accrued on its balance sheet or 2) has used the cash balance provided by River Rouge DFIT liability to finance other assets or business operations apart from River Rouge that are offset by the River Rouge DFIT liability. The Company has stated that it used the cash provided by River Rouge DFIT liability to finance other assets in lieu of issuing additional equity and debt (Exhibit S-1, page 8). Therefore, by securitizing the entire remaining net book value, the Company still maintains the cash and/or asset financed by the DFIT on its balance sheet in rate base and thus, must also keep the offsetting DFIT on the balance sheet in base rates.

2 Tr 355. He notes that all rates and balances related to debt, equity, and deferred taxes are analyzed and set in each rate case as new rates are set, and this analysis includes the unwinding or reversing of DFIT.

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Mr. Nichols testifies that DTE Electric incorrectly states that DFIT is investor-supplied in Exhibit S-1, p. 8. He states that DFIT is actually ratepayer-supplied according to the requirements of the February 8, 1993 order in Case No. U-10083, wherein the Commission explained comprehensive deferred income tax normalization. Mr. Nichols explains that, due to the normalization, rates are set to collect deferred income taxes from ratepayers before they are required to be paid by the company, and Case No. U-10083 requires:

that ratepayers receive the benefit of those deferred taxes that are collected in rates prior to when they are due to IRS, as a reduction to rate base or alternatively, as zero cost capital in the capital structure. The latter is the traditional method that the MPSC treats DFIT for rate making when setting rates for regulated utilities in Michigan.

2 Tr 357; see, February 8, 1993 order in Case No. U-10083, p. 6.

Finally, Mr. Nichols opines that DTE Electric’s securitization proposal complies with the NPV requirement of MCL 460.10i because securitization is less costly than conventional financing, but he concludes that the proposal is not the least cost option due to the deferred tax approach that is proposed.

2. The Michigan Department of Attorney General

Sebastian Coppola, an independent business consultant based in Michigan, testifies on behalf of the Attorney General and sponsors Exhibits AG-1 through AG-11. Like the Staff, Mr. Coppola objects to the deferred tax approach, stating that there is a greater benefit to customers from reducing long-term debt and equity by securitizing the full amount. Mr. Coppola testifies that, inclusive of the deferred tax amounts, DTE Electric should securitize qualified costs of $230.051 million, because securitization of the full amount will reduce long-term debt and equity and lower the overall cost of capital. He states that, under his proposal, the company’s overall pre-tax cost of capital will be reduced to 6.68%, compared to 6.75% associated with DTE Electric’s deferred tax proposal, and that, in the first year, customers will benefit by $11.4 million. Exhibits AG-1, AG-2.

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Mr. Coppola provides three reasons why the qualified costs should not be reduced by the deferred tax amount. First, he notes that, normally, deferred taxes remain as liabilities on the books of the utility until the timing differences between the book basis and the tax basis unwind and the taxes are paid, because the utility employs a depreciation schedule that is slower than the schedule used for tax purposes. Thus, he opines, it is likely that the deferred taxes associated with the River Rouge costs, for example, will unwind over the 14-year amortization period, and “there is no immediate need or reason to address the deferred taxes and to deduct those amount from the book value of the underlying assets.” 2 Tr 284; Exhibit AG-3. Second, Mr. Coppola testifies that the proposed deferred tax surcharge is more costly than securitizing the full amount of qualified costs, because the interest rate on the additional securitized amount is more than offset by the benefit of reducing more long-term debt and equity. He states that the total annual benefit to customers is $11.4 million. Exhibit AG-2. Third, he notes that there is no proposed reconciliation of the tax surcharge, and avers that the absence of a real true-up may result in a mismatch between actual deferred amounts and collected deferred amounts. Like other witnesses, Mr. Coppola notes that Consumers did not request a reduction to qualified costs for deferred taxes in Case No. U- 20889.

Mr. Coppola testifies that the bond issuance costs are overstated and should be reduced. He recommends reduction of the forecasted legal fees from $4.0 million to $2.0 million based on the lack of evidentiary support for the higher amount. He compares each of the forecasted cost categories to those used in DTE Electric’s prior securitization case in 2000 and argues that the cost proposed in the instant case are excessive. He argues that his proposed lower amounts will

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provide an incentive to negotiate lower fees, and that true-ups will not remedy inflated issuance costs. For similar reasons, Mr. Coppola recommends reduction of the forecasted rating agency fees from $600,000 to $200,000, reduction of the forecasted auditor fees from $250,000 to $100,000, reduction of the forecasted organizational costs of the SPE from $150,000 to $0, and reduction of the forecasted costs of the Commission from $200,000 to $100,000. His recommended adjustments total $2.75 million (from $6.5 million), and he supports approval of the remaining $3.75 million in issuance costs, for a total securitized amount of approximately $234 million.

Mr. Coppola objects to the 5-year amortization period proposed for the Tree Trim costs, stating that it is the “duration of the surge program that should drive the amortization and recovery of the surge costs, not the ultimate goal of a 5-year cycle.” 2 Tr 293. He also states that it conflicts with the Commission’s approval of a 7-year tree trimming surge program to achieve a 5-year tree trimming cycle in Case Nos. U-20162 and U-20561. Mr. Coppola recommends a minimum 7-year amortization, financing, and cost recovery period for the Tree Trim costs.

Mr. Coppola states that, in light of his proposed higher qualified costs and longer amortization period for part of those costs, he attempted to perform an updated NPV test, but was unable to do so because the company failed to provide all of the necessary data, but he opines that his proposal would “still show a significant favorable NPV.” 2 Tr 295. However, he also testifies that DTE Electric failed to confirm that a financial expert has reviewed and validated Mr. Lunde’s securitization billing calculations, and, on that basis, he recommends that the Commission deny the application. Exhibit AG-6.

Mr. Coppola recommends that Citi, as the financial advisor, be prohibited from participating in the financing as an underwriter, because the financial advisor must create a competitive environment for the underwriters to ensure the lowest interest rates, and this responsibility “could be compromised if the financial advisor earns fees both as an advisor and as an underwriter.” 2 Tr 297.

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Mr. Coppola also objects to the retirement of short-term debt with the proceeds from securitization of the Tree Trim costs, based on the lack of evidence showing that short-term debt was used to finance those costs. Like Mr. Nichols, Mr. Coppola states that the evidence shows that DTE Electric’s short-term debt has declined since 2019. 2 Tr 299-300. He states that the evidence also shows that the company raised $2.5 billion in additional debt since January 2019 and received $816 million in common equity infusions from its parent during that time period as well. Mr. Coppola opines that the qualified costs were financed with long-term debt and equity capital, and thus the proceeds of the securitization should be applied to retire equal amounts from those categories.

Mr. Coppola notes that DTE Electric calculated a total revenue reduction amount resulting from the retirement of the River Rouge generation site of $11,635,000. This is the amount that is proposed to be refunded to customers through the bill credit. He states that this amount should be revised to include operations and maintenance (O&M) and property tax expenses, because these amounts will also be removed from rate base once the plant assets have been removed from rate base. Mr. Coppola testifies that, in discovery, DTE Electric indicated that current base rates include $22 million in O&M costs and $8 million in property taxes for the River Rouge generation site. Exhibit AG-9. Mr. Coppola states:

I have added these amounts to the Company’s calculation of the reduction in the revenue requirement and also revised the average test year rate base amount due to a Company error in the calculation of this amount. The revised revenue requirement reduction is $41,856,000. This is the amount that should be reflected in the Power Supply Bill Credit to be refunded to customers. I recommend that the Commission order the Company to recalculate the Power Supply Bill credit for each rate schedule based on the $41,856,000 reduction in the revenue requirement, as shown in Exhibit AG-10.

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2 Tr 303; Exhibits AG-10 and AG-11.

3. Soulardarity

Jackson Koeppel, Executive Director of Soulardarity, sponsors Exhibits SOU-1 through SOU-16. He testifies that securitization of the remaining NBV of the River Rouge costs is unreasonable because shareholders should be held accountable for the costs arising from these imprudent investments. Mr. Koeppel opines that, in general, shareholders should bear the costs associated with retiring fossil fuel assets because it was imprudent to invest in those assets once the attendant environmental and health risks associated with coal-fired generation were clear, including the impacts from criteria pollutants, toxic air pollutants, and greenhouse gases. He further states that “DTE explicitly refuses to consider racial and economic disparities in their decision-making and continues to externalize health costs onto ratepayers.” 2 Tr 259; Exhibit SOU-4. In particular, he testifies that low-income and people-of-color ratepayers living in the City of River Rouge have borne a disproportionate health burden associated with the River Rouge generation plant and should be excluded from paying costs associated with its retirement. He notes that at least one report rated the River Rouge generation plant as the “seventh-worst in the country.” 2 Tr 260; Exhibits SOU-5 and SOU-6. Mr. Koeppel states that:

investor-owned utilities should internalize the costs of their investments. If public utility commissions bail out utilities for their imprudent decisions, then the commissions remove important incentives for utilities, and the utilities will engage in riskier and more destructive behavior than they would otherwise. Shareholders should not enjoy the profits without bearing the brunt of the losses as well; this result abuses utilities’ state-conferred monopoly power and the social contract at the heart of the regulated utility model.

Id.

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Mr. Koeppel also states that DTE Electric should provide a just transition for the River Rouge community by remedying the environmental and health impacts associated with the generation site, as well as the problems that may accrue to workers who are displaced by the closure of the site. He opines that DTE Electric “should pay for that transition either by securitizing costs associated with a transition in this proceeding or a future one, or by using the savings from securitization to remedy the impacts of the site’s closure.” 2 Tr 263. Mr. Koeppel provides comments on how the retirement planning for the River Rouge generation site should be carried out.

Finally, Mr. Koeppel testifies that the savings achieved by using securitization rather than conventional financing should be used to ameliorate the negative health impacts from the operation of the River Rouge site. He recommends the provision of equipment and educational materials related to lung health and asthma, the purchase of electric school and city buses, and the installation of solar panels on government and community buildings. He also suggests increasing the funding of the company’s voluntary green pricing program in order to expand the program, and notes that in New Mexico utilities are required to set aside a portion of securitization proceeds to use towards transition assistance.

4. The Michigan Environmental Council

Douglas B. Jester, a partner in 5 Lakes Energy LLC, testifies that MEC supports securitization of the NBV of the River Rouge costs and the Tree Trim costs because recovery through securitization will reduce the costs paid by customers as compared to conventional financing. He sponsors Exhibits MEC-1 through MEC-4. He notes that recovery via securitization was contemplated for the River Rouge costs in the 2018 depreciation order and for the Tree Trim costs in the 2019 rate case order. However, Mr. Jester objects to DTE Electric’s reductions to the two cost categories based on deferred taxes. He argues that this part of the company’s proposal is inconsistent with the findings of the 2018 depreciation order and the 2019 rate case order, increases costs to customers in comparison to retaining the full value of the securitization, and is unreasonable.

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Mr. Jester testifies that it is incorrect to posit that any portion of these two balances is financed by deferred taxes and that deferred taxes are a zero-cost source of financing. Mr. Jester states:

Debt, equity, and deferred taxes are not tied to specific assets but are portions of the financing of the Company. If DTE Electric were to securitize the full amount of the net book value of the River Rouge generation site and the full value of the Tree Trim Surge regulatory asset, DTE Electric would be obligated to use the full amount of the securitization to reduce debt and equity. In fact, DTE would not be able to use securitization proceeds to reduce deferred taxes. Thus, it is not relevant to compare the cost of securitization bonds to the cost of deferred taxes since securitization of the additional amount that DTE Electric labels as “deferred tax benefit” would result in a reduction of debt and equity and not a reduction in deferred taxes. The currently applicable rate of return on DTE Electric’s debt and equity, inclusive of income taxes on the return on equity, is 8.79% while in this case DTE Electric witness Lunde projects that the weighted average coupon for the securitization bonds will [be] 1.98% for the combined securitization of both the net book value of the River Rouge generation site and of the Tree Trim Surge regulatory asset.

2 Tr 334-335, citing Exhibit MEC-2 and the May 8, 2020 order in Case No. U-20561.

Mr. Jester also advocates securitization of the full balances based on the language of the prior orders. He notes that the settlement agreement approved in the 2018 depreciation order provides (as quoted above) that DTE Electric agrees to seek recovery of the remaining NBV associated with its Tier 2 coal plants through securitization after the Tier 2 coal plants are retired “if this is the lowest cost option for ratepayers.” He contends that, since the so-called deferred tax amounts would be used to reduce debt and equity if they were securitized, securitization is the lowest cost option for customers. Mr. Jester states that DTE Electric admitted in discovery that securitizing the full NBV of the River Rouge costs would be less costly to customers than the proposal in the instant case. Exhibit MEC-3. He also points out that in the 2020 order, the Commission approved securitization for the NBV of closing coal plants using the gross amount of NBV, not the amount net of tax. 2020 order, p. 13.

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Mr. Jester testifies that the proposal for the Tree Trim costs does not comport with the 2019 rate case order. He argues that, in the company’s most recent rate case, the Commission rejected an alternate financing proposal put forward in the form of Exhibit A-11 in Case No. U-20561, and that the Commission authorized use of the short-term debt rate in the 2019 rate case order. Mr. Jester states, “The Commission should further note that because the Tree Trim Surge regulatory asset has been financed without use of equity, there has been no revenue authorized to provide for payment of income taxes and therefore no contribution to accumulated deferred income tax based on that regulatory asset.” 2 Tr 338, citing Exhibit MEC-2. Mr. Jester asserts that the Commission should allow the company to increase the balance of the Tree Trim costs by the amount of the short-term debt rate applied to the amount DTE Electric proposes as deferred taxes, and then add that amount to the securitized amount. Mr. Jester testifies that his recommendations will increase the full amount to be securitized to approximately $229.2 million, plus the transaction costs. He states that this increase will also require adjustments to the proposed allocations of costs and calculations of the charges and credits.

B. Rebuttal Testimony

1. The Commission Staff

On rebuttal, Mr. Nichols addresses MEC’s proposal regarding the carrying cost associated with the Tree Trim costs and sponsors Exhibit S-5. Mr. Nichols disagrees with Mr. Jester’s assertion that the Tree Trim costs were not financed with equity, and that no revenue has been authorized to pay income tax and thus no contribution to accumulated deferred income tax (ADIT)

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based on the Tree Trim costs has been approved. Mr. Nichols notes that the Commission authorized DTE Electric to accrue carrying costs on this regulatory asset at its short-term debt rate and to seek recovery of these amounts. 2019 rate case order, p. 80. Mr. Nichols testifies that the Commission “does not manage the Company, the Company was not required to finance with short-term debt. The Commission simply approved the Company to recover a carrying cost at the short-term debt rate.” 2 Tr 362. However, he also reiterates his testimony that the company has provided evidence showing that the Tree Trim costs were not financed with short-term debt. Exhibit S-4. He also notes that in the 2019 rate case order, p. 76, the Commission stated that the securitization of the Tree Trim regulatory asset “is expected to occur every other year starting in 2020.”

Mr. Nichols also disagrees with Mr. Jester’s assertion that the carrying costs should be recalculated on the Tree Trim costs with no reduction for deferred taxes because there is a difference between the book basis and the tax basis for the Tree Trim costs. He notes that the tax basis is zero and the book basis is what is reflected for the regulatory asset on the balance sheet. Exhibit S-5. He states that the deferred taxes were not included in the capital structure in base rates when rates were re-set in the 2019 rate case order, thus, “[i]f deferred taxes are removed from both [base rates and the Tree Trim costs in this case], as Mr. Jester proposes, ratepayers would lose the benefit of the deferred taxes altogether. Therefore, there should be no increase to the carrying cost as proposed by Mr. Jester.” 2 Tr 364.

Mr. Nichols reiterates his direct testimony that DTE Electric should securitize the full amount of qualified costs with no reduction for deferred taxes, and the deferred taxes should be included in the capital structure in base rates at zero cost going forward.

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2. DTE Electric Company

Mr. Solomon addresses several assertions made by the Attorney General and sponsors Exhibit A-33. Regarding whether DTE Electric should be able to retire short-term debt, he notes that the Commission approved application of the short-term rate of 3.56% to the Tree Trim costs in the 2019 rate case order, and states that customers were charged at this rate. Mr. Solomon states that securitization takes this amount out of rate base and asserts that it should not be treated as though it was funded by equal parts debt and equity as this would penalize the company.

Mr. Solomon takes issue with Mr. Coppola’s recommendations to decrease the initial other qualified costs, stating that these recommendations are based on speculations and assumptions about what the final expenses may be. Mr. Solomon emphasizes that this securitization involves two distinct assets. Regarding the legal fees, Mr. Solomon states that the company’s prior securitization took place over 20 years ago, and that the Attorney General ignores both the effect of inflation over that time and the differences between the two proposals. He states that, despite the fact that the proposed amount in the instant case is much smaller, the case will require “the same documentation and relevant legal opinions.” 2 Tr 111.

Regarding the rating agency fees, Mr. Solomon states that the rating agencies have minimum fees and the proposed budget reflects those minimum fees.

Regarding the SPE organization costs, Mr. Solomon states that the proposed budget is consistent with the budgets approved in the 2013 and 2020 orders.

Regarding the costs of the Commission, Mr. Solomon again notes that the company’s prior securitization is over 20 years ago, and states that the proposed budget is consistent with the estimates received from the Commission’s outside counsel pursuant to Section 10i(10).

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Finally, in summary, Mr. Solomon states that to the extent that initial other qualified costs are less than anticipated at the time the bonds are issued the difference will be factored into the true- up, and argues that the estimates are reasonable.

Addressing Mr. Coppola’s recommendation that Citi be precluded from acting as the underwriter, Mr. Solomon testifies that there is no conflict of interest and that, based on his experience, “the summation of the financial advisor fee and underwriter fee would be greater than the expenses that are included in the estimate for the Initial Other Qualified Costs.” 2 Tr 113.

Mr. Solomon also disagrees with the Staff’s and the Attorney General’s conclusions regarding the use of proceeds from the Tree Trim costs to pay down short-term debt. He states:

DTE Electric does not identify specific assets to be financed with short-term or long-term debt, and instead the Company manages its balance sheet in total. Furthermore, the Company’s short-term debt balances change. The Company is confident that its short-term debt balances will be well in excess of the $116.2 million projected in Tree Trim Surge costs at the time of the securitization.

2 Tr 113-114.

Mr. Lunde also addresses issues introduced by the Attorney General. Regarding the calculation of the amount of the bill credit he states that Citi has developed a detailed and complex proprietary case flow model that it uses when acting as an advisor or underwriter, and it does not share this model with clients or third parties. He states that Citi’s ability to perform this type of analysis “has allowed Citi to gain and maintain a significant market share in this business.” 2 Tr 171. Mr. Lunde notes that the Attorney General made the same argument in Case No. U-20889, and, in that case, Mr. Lunde provided the same response and a similar Excel version of the data, which he believes provides sufficient detail to perform an analysis of the annual amounts to be billed to customers. Exhibit A-6. He describes how to perform the analysis. 2 Tr 172.

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Mr. Lunde opines that there is no conflict of interest with Citi acting as underwriter, and he notes that the Attorney General made the same argument in Case No. U-20889 and he made a similar response in that case. Mr. Lunde testifies that, in his view:

a competitive bidding process for a structured financing of utility securitization bonds would not deliver the desired outcome, because the structuring, underwriting and distribution of utility securitization bonds is a specialized activity with few knowledgeable market players    I further believe that there are many benefits from having the financial advisor also act as the lead underwriter. The financial advisor learns a great deal about the company, its customers, the regulatory framework supporting the financing order and the financing structure—all knowledge that is critical for the successful execution and placement of the securitization bonds. Additional time, resources and expense would be incurred if a lead underwriter other than the financial advisor was selected. The validity of these arguments is supported by the fact that the financial advisor in the vast majority of recent utility securitizations has also acted as the underwriter. Furthermore, Citi’s advisory fee arrangement provides a significant rebate if Citi also acts as an underwriter, thereby providing additional customer cost savings.

2 Tr 173. Mr. Lunde refers to his expertise as an advisor and underwriter with Citi for over 20 years.

Mr. Serna addresses certain arguments made by the Attorney General and Soulardarity. He opines that the period for the amortization of the Tree Trim costs should not be set at 7 years because the amortization period should be matched to the life of the asset, and the life of the Tree Trim asset is 5 years based on the period in which the benefits of the surge will be experienced. Additionally, he notes that DTE Electric expects to propose additional future securitizations for surge costs, and a 7-year amortization period could result in overlapping or concurrent securitization charges to customers.

He next addresses the Attorney General’s arguments regarding adding the O&M expense and property tax amounts to the bill credit revenue. Mr. Serna states that the proposed bill credit is not intended to be a true-up for all costs related to the River Rouge generation site that have been previously approved. Instead, he testifies, the bill credit reflects the refinancing of the River

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Rouge generation assets and only recovers the remaining NBV; thus, only the return of and on the NBV should be included in the bill credit. Mr. Serna further states that Mr. Coppola misunderstood the information contained in Exhibit AG-9. He testifies that the O&M expense and property tax amounts included in that discovery response are the actual 2018 expenses for River Rouge, and not the amounts included in the test year (2020-2021) in the most recent rate case, Case No. U-20561. Mr. Serna states that it is incorrect to assume that DTE Electric’s O&M and property tax expense will be zero once the River Rouge generation site is retired. He points out that some existing employees may remain on site, and the site will continue to be maintained and secured, and property taxes will continue to be paid for several years. He also notes that O&M and property tax expenses were not added to the bill credit revenue calculation in Case No. U- 20889. See, 2020 order, pp. 130-131.

Mr. Serna disagrees with Mr. Koeppel’s recommendation that shareholders bear the costs of the River Rouge generation site. He states that the investments in the site have been reasonable and prudent, and have “been consistent with DTE Electric’s tiered power plant strategy to minimize expenditures in Tier 2 plants like River Rouge that will be retired near term, while maintaining system reliability.” 2 Tr 247. He states that any River Rouge costs not found by the Commission to be reasonable have been excluded from the qualified costs. Mr. Serna notes that Mr. Koeppel does not provide any arguments relevant to the securitization, or any evidence that DTE Electric will not comply with all applicable environmental and safety regulations at the River Rouge generation site. He further notes that the company filed a River Rouge Community Transition Plan in the docket in Case No. U-20561 on September 29, 2020. Exhibit SOU-12. Finally, he states that removal and retirement costs will be addressed in future regulatory proceedings and are not at issue in the instant case.

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Ms. Uzenski addresses the issue of the deferred tax proposal, and sponsors Exhibits A-31 and A-32. She disagrees with the recommendation made by the Staff, the Attorney General, and MEC that the qualified costs be increased by the deferred tax amounts. Beginning with Mr. Coppola’s testimony that including the deferred tax amounts will lower the overall cost of capital and thus lower customer rates in comparison to DTE Electric’s proposal, she states:

While his assertion is mathematically accurate, it’s unsound. His analysis assumes that deferred taxes are not a current source of financing for the River Rouge generation site and Tree Trim Surge assets; and should be excluded from the cost comparisons. This same assumption is made by MEC. On page 8 of MEC Witness Mr. Jester’s direct testimony, he argues that debt, equity, and deferred taxes are not tied to specific assets, so it is not relevant to compare the cost of the securitization bonds to the cost of deferred taxes. As I discuss in more detail below, this is a flawed assumption.

2 Tr 44. Ms. Uzenski states that the Staff agrees with DTE Electric that the level of equity retired should not exceed the equity supporting the River Rouge generation site. She also states that when Mr. Coppola concluded that the company has not shown that River Rouge debt and equity are lower as a result of cash flows provided by deferred taxes, he was incorrectly interpreting the company’s discovery response. She testifies that DTE Electric stated that deferred taxes allowed the company to issue lesser amounts of debt and equity, not that the company “bought down” debt and equity. While confirming that deferred taxes are not tied to any specific asset, Ms. Uzenski nevertheless states that:

it is unreasonable to assume that tax benefits provided by an investment in a specific asset are not used to help finance that asset. One cannot logically argue that overall rate base is financed by debt, equity, and tax benefits; and then simultaneously argue that the portion of rate base that generates the tax benefits is financed only by debt and equity.

2 Tr 46. She states that Exhibit A-31 demonstrates that it is possible, by adopting the Staff’s and intervenors’ recommendation to include the deferred taxes in the qualified costs, to end up with a balance sheet with negative long-term debt and equity after the securitization proceeds are used to

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retire debt and equity; whereas, if the deferred taxes are excluded from the qualified costs, the balance sheet ends up with zero long-term debt and equity, which she describes as the appropriate result. Ms. Uzenski asserts that requiring the company to include the deferred taxes is not just, reasonable, or equitable. She reiterates that it is undisputed that DTE Electric uses a mix of debt, equity, and deferred taxes to finance its overall rate base.

Ms. Uzenski contends that the company’s proposal is also the lowest cost option for customers because equity should not be reduced below the amount that is currently supporting the asset – in this case, the River Rouge generation site. She states that once this premise is accepted, the lowest cost option is to lower the amount of the bonds, because higher debt increases interest expense and debt issuance costs. Exhibit A-32. She testifies that inclusion of the deferred tax amounts will increase the cost to customers by $1.6 million for the Tree Trim costs and by $2.6 million for the River Rouge costs.

Ms. Uzenski rebuts Mr. Coppola’s testimony. She states that the unwinding of the related deferred tax will occur simultaneously with the term of the asset. She further asserts that concluding that “a separate surcharge for the deferred tax portion is more costly for customers is only true if the deferred tax financing is ignored,” and that the company is agreeable to providing a reconciliation of the surcharge if filed separately from the bond reconciliation. 2 Tr 49. Ms. Uzenski states that the Commission approved the deferred tax approach in DTE Electric’s prior securitization, in the November 2, 2000 order in Case No. U-12478, p. 22, where the Commission stated that “[b]oth the utility and the Staff were correct to compare their respective net present value to the after-tax figures.” She states that the same reasoning should apply here because, “[m]athematically, the Company’s proposed reduction to the gross qualified costs for the tax benefits in the instant case is equal to the current income taxes that will be paid when the surcharge revenue is collected.” 2 Tr 50.

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Finally, Ms. Uzenski testifies that Mr. Jester is incorrect regarding the Tree Trim surge regulatory asset financing. She notes that in the May 8, 2020 order in Case No. U-20561, pp. 206-207, the Commission provided the computation of the approved revenue deficiency associated with the surge asset in this most-recent rate case, based on DTE Electric’s Exhibit A-11, thus approving a temporary revenue requirement for the Tree Trim surge using a net-of-tax balance.

In cross examination, Ms. Uzenski again confirmed that, mathematically, securitizing the full NBV of the River Rouge generation site would produce a lower overall total revenue requirement for customers than securitizing the NBV net of deferred taxes, but she disagreed that it was the right thing to do. 2 Tr 76.

C. Initial Briefs

1. DTE Electric Company

DTE Electric states that it seeks to securitize the remaining NBV of the River Rouge costs and the Tree Trim costs, net of deferred taxes, along with the initial other qualified costs for a total amount of $184.023 million. DTE Electric notes that its proposed qualified costs have been discussed in several prior proceedings, including in the 2018 depreciation order and the 2019 rate case order. DTE Electric proposes two separate sets of securitization charges as follows: (1) $61.3 million as of May 31, 2021, in River Rouge costs (corresponding to the final date of this plant’s operation) to be amortized over a 14-year period (which tracks the remaining depreciation life of this plant); and (2) $116.2 million as of June 30, 2021, in Tree Trim costs to be amortized over a 5-year period (which corresponds to the timing of the tree trimming cycle). DTE Electric

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states that, if approved, the company’s revenue requirements will be reduced by about $27 million, on an NPV basis as a result of its proposed securitization. The company notes that the Staff, MEC, and the Attorney General are all supportive of the use of securitization, and argues that its proposal is generally consistent with the approved proposal made in Case No. U-12478, the company’s only prior securitization case. DTE Electric argues that its net-of-tax approach is similar to the approach taken with energy waste reduction (EWR) and renewable energy plan (REP) programs, as well as with the transitional recovery mechanism (TRM). 2 Tr 61-66. DTE Electric estimates initial transactional costs of $6.5 million. 2 Tr 92. DTE Electric states that, at least initially, it will act as the servicer of the bonds, performing routine billing, collection, and reporting duties.

Turning to the deferred tax surcharge, DTE Electric states that it would not oppose a deferred tax charge reconciliation if it is performed separately from the securitization charge true-up, to prevent confusion or delay of the true-up. 2 Tr 49.

DTE Electric explains that only customers who take power supply service under the company’s tariffed rates will be responsible for the power supply (River Rouge costs) securitization charge and deferred tax surcharge; and only customers who take distribution service under the company’s tariffed rates will be responsible for the distribution (Tree Trim costs) securitization charge and deferred tax surcharge. Thus current choice customers, as determined on the day of this financing order, will not be responsible for the power supply securitization charge and associated deferred tax surcharge, and full service DTE Electric customers will be assessed both the power supply and distribution securitization charges and deferred tax surcharges. Self- service power customers and customers engaged in affiliate wheeling would also be exempt from the charge. However, consistent with recent securitization cases, a full-service customer that

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transitions to choice after the date of this order will continue to be obligated to pay the power supply securitization charge applicable to their previous rate schedule; and any choice customer that returns to full-service after the date of this order will be responsible from that point forward for the power supply securitization charge and deferred tax surcharge applicable to the choice customer’s rate schedule. Self-service power customers will also be exempt from this charge. 2 Tr 238-239. DTE Electric states that this proposal is consistent with the 2013 order and the 2020 order.

DTE Electric argues that its proposal represents the lowest cost solution for customers for the refinancing of the River Rouge NBV and for payment of the Tree Trim costs (which are already a regulatory asset). The company explains that the deferred tax amounts arise from the timing differences between tax accounting and book accounting, and that these differences unwind as the asset becomes fully depreciated. In the meantime, the deferred taxes are a source of capital, in addition to debt and equity. DTE Electric contends that the deferred taxes “are directly traceable to specific assets because they are a creature of the tax and book accounting for the specific assets.” DTE Electric’s initial brief, p. 18; 2 Tr 61-62; Exhibit MEC-8. DTE Electric points out that bonds are very low-interest financing, and deferred taxes are zero-interest financing, and states:

The deferred tax surcharges are the mechanism DTE Electric will use to collect that portion of the principal without any interest or carrying costs. 2 Tr 236. It is axiomatic that funding a portion of the refinancing of the River Rouge NBV and the Tree Trim Surge regulatory asset with a combination of a zero-interest deferred tax financing and a smaller amount of low-interest debt is a lower-cost option for refinancing these assets than using a larger amount of debt/interest to refinance the entire associated balances.

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Id., citing Exhibit A-32. Acknowledging that all recent securitization orders have approved a gross-of-tax approach, DTE Electric states that the proposed net-of-tax approach was approved in Case No. U-12478 and in the 2000 order, and has never been specifically rejected. 2 Tr 50.

DTE Electric contends that all of its proposed costs are qualified costs under Section 10h(g) of Act 142. The company notes that the Tree Trim costs are already a regulatory asset, and argues that the River Rouge costs are qualified costs both because they are unlikely to be recovered in a competitive market (in light of the end of operations as of May 31, 2021) and because they are the type of costs typically found by the Commission to constitute a regulatory asset. The company notes that the plant is being retired early and therefore the recovery of the investments in the plant cannot be tied to operation of the plant. DTE Electric asserts that this type of cost is similar to the costs found to be qualified costs in the 2013 order and the 2020 order, and argues that the Commission holds the ability to confer regulatory asset status on a generation asset at the same time that the Commission approves the use of securitization to finance the asset, citing Attorney General. DTE Electric notes that the River Rouge units are of the same vintage as the Karn units securitized in the 2020 order. Regarding the Tree Trim costs, DTE Electric again notes that they constitute a regulatory asset, and explains that they are limited to the proposed $156.9 million because they only represent expenditures through June 30, 2021. 2 Tr 230; Exhibit A-3.

DTE Electric states that qualified costs also include the initial transactional costs, known as the initial other qualified costs. In this securitization, they will be allocated, according to the company, between the two separate charges “pro-rata based on the proportions of the original recovery balances to the securitization bonds for the compliance calculations for the statutory tests on Exhibits A-11 through A-14.” 2 Tr 92. The cost estimates are based on the estimates used in Case No. U-12478, as well as preliminary cost estimates from service providers, updates from recent market transactions including the 2020 order and the 2013 order, and input from DTE Electric’s financial and legal advisors. 2 Tr 91. To the extent that actual costs are less than the estimates, DTE Electric explains that this will be accounted for in the first true-up.

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DTE Electric states that qualified costs also include the ongoing other qualified costs of the SPE as it pays debt service, which include an annual servicing fee (of 0.05% of the initial aggregate principal amount of the securitization bonds if DTE Electric is servicer, and up to 0.75% of the initial aggregate principal amount of the securitization bonds if another entity becomes the servicer), as well as the auditor expenses relating to the securitization bonds, legal fees, trustee fees, independent manager fees, rating agency fees, SEC reporting expenses, the administrative fee, and, to the extent deemed necessary, fees and expenses with respect to a letter of credit and/or an overcollateralization subaccount. 2 Tr 96-98; Exhibit A-10. DTE Electric estimates these ongoing expenses at approximately $500,000 per year, assuming the company is the servicer of the securitization bonds. Id. These costs are also allocated between the power supply and distribution securitization charges on a pro-rata basis, and will be adjusted through the true-up mechanism. 2 Tr 97, 100. The company defends its estimates as reasonable, stating that it relied upon its prior securitization experience, recent Consumers securitization orders, and the judgments of its team of experts. DTE Electric argues that the Attorney General’s estimates are different but not better than the company’s.

DTE Electric requests accounting authority to create the River Rouge regulatory asset in account 182.3, Other Regulatory Debits, with two accounts, one for the qualified costs and one for the deferred taxes; and for the creation of an additional Tree Trim costs regulatory account to capture the deferred taxes.

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Turning to the statutory requirements, DTE Electric posits that it satisfies the Section 10i(1) NPV requirement by $12.5 million for the River Rouge costs and by $14.5 million for the Tree Trim costs, for a total of $27 million. 2 Tr 101-103; Exhibits A-11, A-12. DTE Electric did not include initial other qualified costs in these calculations, consistent with the 2013 order and the 2020 order. DTE Electric reiterates that Citi does not release its proprietary model, but notes that in rebuttal Mr. Lunde stated that use of the model is not necessary because the information needed to verify the NPV test is in Exhibit A-6, and because any adjustments to these calculations will not change any of the outcomes of the statutory tests, in any case. 2 Tr 172.

DTE Electric states that the proceeds from the River Rouge securitization will be used to retire long-term debt and equity, and the proceeds from the Tree Trim surge securitization will be used to retire short-term debt, thus satisfying Section 10i(2)(a). 2 Tr 88-91, 100. Equity will be retired by making a cash distribution to the parent corporation, DTE Energy, and the selection of long- term debt to retire will be subject to several considerations (with no retirement costs). 2 Tr 90. DTE Electric contends that “[t]he authorization of recovery of carrying costs at the Company’s short-term debt rate demonstrates that the Tree Trim Surge regulatory asset is financed by short- term debt, and it is, therefore, appropriate to use the proceeds from the securitization of the Tree Trim Surge regulatory asset to retire the Company’s short-term debt.” DTE Electric’s initial brief, p. 31. DTE Electric argues that forcing the company to use these proceeds to retire long-term debt and equity would penalize the company for “a constructive solution that recognized the affordability challenge” presented by the surge O&M expense. Id. The company contends that the surge was “effectively financed by short-term debt” because the funds used to finance the surge earned the short-term debt rate of return. Id. While acknowledging that short-term debt is not tied to specific expenses, DTE Electric argues that it will have sufficient short-term debt to retire at the point when it receives the securitization proceeds. Id., pp. 31-32; 2 Tr 84.

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DTE Electric contends that its proposal passes the Section 10i(2)(b) test for tangible and quantifiable benefits to customers because, as discussed above, the NPV of the estimated revenue requirements collected under the proposed securitization financing order is less than the NPV of the estimated revenue requirements that would be recovered over the remaining life of the qualified costs using conventional financing methods by a total of about $27 million. 2 Tr 104; Exhibits A-11, A-12. DTE Electric notes that the estimated weighted average interest on the bonds is 1.98%, much lower than the interest rates available under conventional financing.

DTE Electric states that its proposal complies with the Section 10i(2)(c) requirement to achieve the lowest securitization charges consistent with market conditions. DTE Electric notes that it proposes the following steps:

(1) the securitization bonds will be rated by at least two rating agencies; (2) the latest maturing tranche of the securitization bonds will have a scheduled final payment date of approximately fourteen years from the date of issuance; (3) extensive education will be provided to investors by the Company and the underwriters of the securitization bonds; (4) one or more underwriter(s) will be used to market the securitization bonds, who will have specific experience in the marketing of utility securitization bonds; (5) the underwriter(s), at the official launch of the transaction, will disclose specific spreads for each tranche (assuming there is more than one) and investors will be invited to place orders through the underwriter(s) for the amount and specific tranches of securitization bonds they are willing to purchase, at certain prices and securitization bond coupon rates; (6) the book-running lead underwriter may adjust the prices and coupon rates to ensure maximum distribution of the securitization bonds at the lowest bond yields consistent with a fixed price offering; and (7) taking into account the actual demand for the securitization bonds on the day of pricing, the underwriter(s) will agree to purchase the securitization bonds at specified prices and coupon rates. 2 Tr 151- 153.

DTE Electric’s initial brief, pp. 33-34.

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Finally, DTE Electric states that its proposal meets the Section 10i(2)(d) requirement that the amount securitized not exceed the NPV of the revenue requirement over the life of the bonds. The company argues that it showed that the NPV of the revenue requirement for the River Rouge costs (when discounted at 6.79% under traditional financing over the 14-year remaining depreciation life of the asset) is $72.3 million. 2 Tr 105; Exhibit A-13. Adding in the pro rata share of the initial other qualified costs of $2.2 million, the total securitization amount of $63.5 million for the River Rouge costs passes the statutory test by approximately $11.0 million. Id. With respect to the Tree Trim costs, the NPV of the revenue requirement for the qualified costs (when discounted at 6.79% under traditional financing over the five-year amortization period) is $153.6 million. 2 Tr 105; Exhibit A-14. Adding in the pro rata share of the initial other qualified costs of $4.3 million, the total securitization amount of $120.5 million for the Tree Trim costs passes the statutory test by approximately $37.3 million. Id.

DTE Electric contends that its securitization charge design is reasonable and should be approved. The design consists of the six pricing components: (1) a power supply securitization charge, deferred tax surcharge, and bill credit; and (2) a distribution securitization charge, deferred tax surcharge, and bill credit. DTE Electric explains that it used allocation factor 255 for the power supply charges and allocation factor 593 for the distribution charges. The company proposes that modifications to the allocation factors made in future rate cases be used to update these pricing components in subsequent true-ups. 2 Tr 162. Exhibit A-28 shows sample tariff sheets, and the company proposes to submit revised tariff sheets reflecting the actual securitization charges, deferred tax surcharges, and bill credits after issuance of the bonds.

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2.	The Commission Staff

The Staff explains that deferred taxes arise from the difference between straight line depreciation in book accounting and the accelerated depreciation allowed for in tax accounting. The Staff contends that deferred taxes are ratepayer supplied and not investor supplied, and that, due to the income tax normalization adopted by the Commission in the February 8, 1993 order in Case No. U-10083 (1993 order), “rates are set to collect deferred income taxes from ratepayers prior to when they are required to be paid to the IRS.” 2 Tr 356-357. The Staff points out that, per that precedent, ratepayers must receive the benefit of the deferred taxes as a reduction to rate base or as zero cost capital in the capital structure, and that the latter is the traditional method that the Commission has adopted for DFIT. Id.; Staff’s initial brief, p. 5.

The Staff contends that DTE Electric’s capital structure is composed of debt, equity, and deferred taxes, and none of these three are tied to specific assets. The Staff notes that the company admits that the deferred taxes are not actually used to finance a specific asset, but are instead “used to finance additional assets in lieu of issuing additional debt and equity.” Id., p. 6. The Staff notes that in Case No. U-20561 (the most recent rate case) DTE Electric provided evidence showing that it projects almost $4 billion of deferred taxes in rate base. The Staff contends that these funds help to finance all utility assets, and thus should not be removed from the pool of financing that supports rate base. That said, the Staff notes that:

[T]he Company cannot simultaneously “deploy the cash” to buy down debt and equity specifically for the securitized assets and also “deploy the cash” to “finance rate base in lieu of issuing capital”. Only one or the other can occur, and as stated by the Company it is the latter. (2 TR 357.) It should be noted that the entire amount of the securitized asset is funded up front by the utility. The deferred taxes occur later as a timing difference occurs between book depreciation and tax depreciation. By securitizing the entire amount, the Company is simply having its full initial funding of the asset returned to it. The Company is not receiving securitization funds in excess of its investment because the Company has admitted that it did not buy down debt and equity related to those specific assets, but instead

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“deployed the cash to finance rate base (additional new) in lieu of issuing additional equity or debt”. “Additional new” has been added to the company quote to make a point. The specific securitization asset in question has already been funded, so it is obvious that the deployed cash could only fund “additional new” rate base.

Staff’s initial brief, pp. 7-8. The Staff reiterates that deferred taxes should not be removed from rate base because they are ratepayer-supplied funds, and they should be included in the securitization because it is clear that this is the less costly option for ratepayers. The Staff rejects the company’s assertion on rebuttal that it may not be made whole if the deferred taxes are included, reasoning that “The Company in fact does want its entire investment returned and to be made whole, but just not now. DTE would prefer to wait for the DFIT to unwind in a separate surcharge so as to capture the benefit of the timing difference of book/tax depreciation for shareholders instead of leaving it in base rates for the benefit of ratepayers.” Id., p. 9. In response to DTE Electric’s assertion that equity would be reduced beyond the amount that is supporting the River Rouge plant in that case, the Staff notes that the amount of equity supporting the plant is 50% of the entire remaining NBV, with no reduction for deferred taxes. 2 Tr 355. The Staff points out that if the deferred taxes are included in the qualified costs, the company will be made whole by receiving securitization proceeds equal to the amount of assets being removed from rates. 2 Tr 348. The Staff urges the Commission to require the company to securitize the entire remaining NBV of River Rouge and the Tree Trim surge.

The Staff notes that Section 10i(2)(a) requires that the proceeds of securitization be used to refinance or retire debt and equity, and DTE Electric’s capital structure is currently approved for 50% long-term debt/50% equity. Thus, the Staff contends that the Tree Trim costs proceeds should be used to retire short-term debt only to the extent that the company provides evidence that the surge regulatory asset was financed with short-term debt. 2 Tr 353-354. The Staff notes that DTE Electric provided no evidence on rebuttal showing that that is the case. The Staff observes

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that DTE Electric indicated that it does not identify specific assets to be financed with short-term debt, and provided no other information regarding the financing of the Tree Trim costs. 2 Tr 113-114. The Staff further contends that securitization, being strictly a refinancing option, has little overlap with the types of programs that require the segregation of surcharges such as EWR, REP, and TRM programs. In those programs, the Staff argues, a surcharge is often carved out in order to track specific revenues, expenses, or incentives. The Staff posits that this is not the goal of a securitization, which is based on finding that a specific type of financing provides a cost benefit for ratepayers. The Staff also asserts that Case No. U-12478 does not provide useful precedent on this issue, because it involved reducing rates to a targeted amount in light of the passage of the choice law, the creation of the new competitive market, the statutorily-required 5% rate reduction, and the $1.8 billion in stranded assets. The Staff notes that the instant case does not involve the need to lower rates to a pre-determined amount, as was the case in 2000.

The Staff posits that this securitization has two purposes: to provide certainty to the utility regarding the recovery of specific assets, and to provide a low-cost option for ratepayers who must bear the burden of that recovery. The Staff contends that:

If costs are not lowered to the greatest extent possible, then assured recovery of these costs should be reconsidered. The bargain struck in U-18150 is not fulfilled if both of: 1) the securing the lowest cost through securitizing the entire remaining book value; and 2) assured recovery through securitization are not met. Assured recovery outside of securitization was never part of the bargain.

Staff’s initial brief, p. 16. The Staff avers that the company will have no shortage of investment opportunities for the proceeds.

The Staff asserts that DTE Electric’s proposal does not comply with the 1993 order, the 2018 depreciation order, or the 2019 rate case order. The Staff contends that the 1993 order requires utilities to include deferred tax balances in base rates in the capital structure as zero cost capital,

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and, in the instant case, DTE Electric proposes removing the deferred taxes from base rates during the period of the surcharge (14 years for power supply, and 5 years for distribution). The Staff contends that this means that this portion of the regulatory asset would not be in rate base and would not earn a return, but would still be financed by DFIT. The Staff notes that in the 2020 order the Commission approved the inclusion of the deferred taxes in the qualified costs.

Turning to the 2018 depreciation order, the settlement agreement contained DTE Electric’s commitment to seek recovery of the NBV of Tier 2 coal plants through securitization “if this is the lowest cost option for ratepayers.” The Staff contends that excluding the deferred tax amounts is more costly than securitizing the entire remaining NBV, and thus the instant proposal fails to comply with that order.

Turning to the 2019 rate case order, the Staff notes that the Commission acknowledged the company’s plan to securitize the Tree Trim surge regulatory asset, and the company made no mention in that case that it intended to exclude the part of the NBV associated with deferred taxes. The Staff reiterates that the company’s securitization proposal meets the NPV test of Section 10i, but is not the least cost option.

Finally, the Staff states that in DTE Electric’s next rate case, the Staff will “recommend disallowing incremental costs in rates related to any portion of the remaining book value of the securitization regulatory assets that the company proposes to finance with deferred taxes in lieu of securitization.” Id., p. 20. The Staff notes that all parties to the case agree that securitizing the entire remaining NBV is the least costly approach for ratepayers. The Staff avers that inclusion of the deferred taxes also represents the amount that the company committed to securitize in multiple previous cases, including in a settlement and a case in which regulatory assets were approved. The Staff concludes:

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Moving the goal posts thereby increasing the overall costs to be recovered by ratepayers from what was previously assumed should also require the Commission to reconsider whether these incremental costs are just and reasonable to be collected outside of the securitization. Given the facts and circumstances of the instant case, Staff argues that the incremental costs of any amount of the River Rouge or Tree Trim Surge regulatory assets that are not securitized is unreasonable, imprudent, and should be disallowed from rates going forward.

Id.

3. The Michigan Department of Attorney General

The Attorney General argues for inclusion of the deferred taxes in the qualified costs, finding that a separate surcharge is not necessary and provides no advantage to ratepayers. The Attorney General notes that, when presented with evidence that exclusion of the taxes increases costs to ratepayers, DTE Electric’s witness agreed that this was “mathematically accurate” but “unsound.” 2 Tr 44. The Attorney General argues that DTE Electric has provided no evidence showing a link between the deferred taxes and the reduction of debt or equity at River Rouge or with respect to the Tree Trim costs. She notes that the company admitted that deferred taxes are not tied to specific assets. See, 2 Tr 46. The Attorney General points out that DTE Electric’s evidence shows that the River Rouge costs deferred tax balance will fully unwind in 2036, and the deferred tax Tree Trim costs will unwind over the 5-year amortization period. The Attorney General contends that the company should thus simply let the deferred taxes unwind in the normal course of business and include the liability in the company’s capital structure in future rate cases, thus requiring no surcharge. The Attorney General also argues that the company ignores the benefits of reducing debt and equity that would accrue though inclusion of the tax amounts in qualified costs. The Attorney General states that Exhibit AG-2 demonstrates an initial $11.4 million customer benefit from inclusion of the taxes. The Attorney General asserts that Case No. U-12478 is over 20 years old and does not provide meaningful precedent for this case. The Attorney General urges the Commission to include the deferred taxes and approve securitization of qualified costs of $230 million, plus revised issuance costs.

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The Attorney General argues that DTE Electric’s estimated initial other qualified costs are excessive. Consistent with the testimony of Mr. Coppola, the Attorney General advocates adoption of only $3.75 million in initial other qualified costs, and a corresponding adjustment to the underwriting discounts and fees to increase them by $199,000 to account for the higher amount of qualified costs that the Attorney General recommends. 2 Tr 286-291. Again, the Attorney General rejects the notion that Case No. U-12478 provides pertinent information for making these estimates in light of its age and much larger scale. The Attorney General emphasizes that the company repeatedly failed to provide information in response to discovery questions seeking more information on how the estimates were calculated. The Attorney General contends that DTE Electric failed to provide detailed support for the proposed legal fees of $4 million and made no attempt to show that it had shopped around for legal services. Exhibits AG-13, AG-14, AG-4. The Attorney General states that the company also failed to support its proposed rating agency fee, or the estimated SPE organization costs Exhibit AG-15. The Attorney General states that she sought, in discovery, documentation of the estimate for the Commission costs and none was provided. Exhibit AG-16. The Attorney General contends that DTE Electric’s estimated $6.5 million is about 3.5% of the amount of the bonds, which is nearly double the percentage of initial other qualified costs shown in other securitizations.

In total, the Attorney General recommends securitization of about $234 million, which consists of the full NBV of the River Rouge costs as of May 31, 2021, and of the Tree Trim costs as of June 30, 2021, plus issuance of costs of $3.949 million. Attorney General’s initial brief, p. 16, n. 7.

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The Attorney General supports a 7-year period for the amortization of the Tree Trim costs, because 7 years is the length of the surge program as described in the 2019 rate case order, pp. 79-81.    The Attorney General argues that the proposed 5-year period creates “a significantly larger cost burden on customers up front.” Id., p. 18. The Attorney General argues that the life of this asset is not the 5-year trimming cycle but rather the 7-year surge cost period.

The Attorney General asserts that it was not possible to perform an updated NPV test on her recommended qualified cost amount and longer amortization period for the Tree Trim costs because DTE Electric refused to provide a copy of the model used by Citi to perform this calculation. The Attorney General notes that “not even DTE was able to audit the model or validate the calculations in any detail,” and argues that the fact that Citi does not provide the model to clients or third parties “does not mean that it should not be provided in this case to allow calculations to be validated.” Id., p. 21. The Attorney General argues that the Commission must consider the lack of available information and provide guidance, including requiring additional information in future securitizations, or rejecting this application.

The Attorney General contends that Citi should not be allowed to act as both financial advisor and underwriter, as this could lead to conflicts of interest and self-dealing. She contends that any number of other financial institutions could act as underwriter and urges the Commission to promote transparency and accountability by requiring that in future securitizations these two roles be separated.

The Attorney General argues that the company should be required to use the securitization proceeds to retire equal amounts of long-term debt and equity from the capital structure. The Attorney General points out that DTE Electric appears to contradict itself when its witness stated that the company does not identify specific assets to be financed with short-term debt (2 Tr 113)

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and also stated that the Tree Trim costs were financed with short-term debt (2 Tr 88). The Attorney General also objects to the fact that DTE Electric never provided evidence showing what the short-term debt balance will be at the time the bonds are issued, or any evidence that the Tree Trim costs were actually financed with short-term debt. 2 Tr 109.

The Attorney General contends that the bill credit for the River Rouge costs should be increased to include the O&M and property tax expense associated with the operation of this plant. She argues that once the plant ceases operation, O&M costs will be reduced, and, presumably in the summer or fall of 2021, most O&M expenses for this site will stop. Because it is not clear when DTE Electric will file its next electric rate case, the Attorney General argues that the company will realize a windfall while these amounts remain in rate base, until new rates go into effect (unless the company makes an adjustment retroactive to May 2021).

4.	Soulardarity

Soulardarity urges the Commission to reject the securitization application, or, in the alternative, to require DTE Electric to provide for a just transition for the River Rouge community and to recalculate the power supply bill credit.

Soulardarity argues that shareholders rather than ratepayers should bear the costs of the investments in the River Rouge plant. Soulardarity contends that the investments were imprudent in light of the attendant environmental, health, and climate change related risks associated with the plant, which fall “disproportionately on low-income and people-of-color ratepayers.” Soulardarity’s initial brief, p. 2 (note omitted). Soulardarity states that allowing the utility to profit from these investments in turn allows for unwise investments.

In the alternative, Soulardarity asks the Commission to “order DTE to securitize costs associated with a transition for the community or use the savings from securitization to fund a just

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transition, either in this proceeding or a future securitization proceeding.” Id., p. 3. A just transition would promote a healthy economy and a clean environment, and would involve measures such as funds for healthcare, the purchase of electric buses, solar projects, workers’ assistance, and job training. Soulardarity makes additional recommendations regarding the use of proceeds from a future securitization that addresses the costs associated with the retirement and removal of the River Rouge plant.

Soulardarity further seeks recalculation of the power supply bill credit in line with the testimony from Mr. Coppola, advocating that this credit include the O&M and property tax expense. 2 Tr 302-303.

5. The Michigan Environmental Council

In its initial brief, MEC opposes the exclusion of the deferred taxes, and adopts the Staff’s position with respect to the application of short-term debt to the Tree Trim costs.

MEC notes that the securitization sought in the instant case was referenced in several prior Commission orders, including the 2018 depreciation order and the 2019 rate case order and no mention of the exclusion of ADIT8 was made. MEC additionally notes that the 2020 order included the full NBV of the Karn units. Exhibit MEC-4. MEC explains that ADIT consists of taxes that are collected from DTE Electric’s ratepayers prior to the time that they are due to the Internal Revenue Service (IRS). 2 Tr 356. MEC argues that customers will pay more if the taxes are excluded, because the pre-tax rate of return on rate base is 8.79%, and the projected rate for the bonds is 1.98%. MEC also argues that DTE Electric’s proposal is not the lowest cost option and thus fails to comply with the terms of the settlement agreement in the 2018 depreciation order. MEC agrees with the Staff and the Attorney General, and notes that the Attorney General showed that by securitizing the full NBV the overall pre-tax cost of capital would be reduced to 6.68%, while it would be 6.75% under the company’s proposal. 2 Tr 282.

[8]	MEC states that it uses ADIT interchangeably with DFIT.

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MEC argues that ratepayers benefit from the retirement of additional debt and equity, and that DTE Electric is made whole for the additional securitized amount by receipt of securitization proceeds equal to the amount of assets being removed from rates. Exhibit MEC-2; 2 Tr 334, 348. MEC moreover notes that the deferred taxes are supplied by ratepayers, and that, on cross- examination, Ms. Uzenski testified that securitizing the entire NBV of River Rouge would produce an overall lower total revenue requirement for customers than securitizing the NBV of River Rouge net of deferred taxes. See, 2 Tr 75-76. MEC notes that the settlement agreement in the 2018 depreciation case was apparently drafted by DTE Electric, and thus argues that the company had the ability to tailor the settlement agreement to its needs if that included exclusion of the deferred taxes. Finally, MEC notes that deferred tax amounts operate as free capital for the company and argues that the securitization should accurately reflect that aspect of the company’s capital structure, which arises from the faster depreciation coupled with the delayed payment of federal taxes with respect to the River Rouge plant. MEC states that, likewise, no reduction for DFIT was approved by the Commission with respect to the Tree Trim costs. MEC argues that programs such as EWR and REP, where the deferred taxes are recovered through a separate surcharge, are not analogous to securitization.

MEC adopts the Staff’s recommendation regarding the application of short-term debt to the Tree Trim costs, agreeing with the Staff that DTE Electric was not required to finance this expense with short-term debt, and further agreeing with the Staff’s reasoning for why a reduction for deferred taxes should not be included in the recalculation of the carrying costs for the Tree Trim costs.

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MEC supports the Attorney General’s argument for reduction of the requested legal fees by half, arguing that they are excessive in comparison to the fees estimated for Case No. U-12478, DTE Electric’s 2000 securitization case.

D. Reply Briefs

1. DTE Electric Company

DTE Electric agrees with the Staff that “it is inappropriate to state that specific debt instruments, equity issuances, or DFIT support specific assets,” but does not agree that a larger bond issuance is preferable to the company’s proposal. DTE Electric’s reply brief, p. 2. The company contends that it is not appropriate to securitize the entire River Rouge regulatory asset or the entire Tree Trim surge regulatory asset, arguing that this would impose higher securitization charges on customers in the short term than does the company’s proposal to combine a securitization charge with a deferred tax surcharge. DTE Electric states that the initial cost to customers of securitizing the full amounts would increase by $1.6 million for the Tree Trim costs and by $2.5 million for the River Rouge costs. 2 Tr 48; Exhibit A-32. DTE Electric maintains that this near term cost increase is not worth the lower rates that would result from the company’s next rate case, or the benefit of the increased retirement of equity that would result from increased securitization proceeds. DTE Electric argues that these benefits would be obtained by “unjustly and unreasonably forcing the Company to retire amounts of debt and equity in an amount that is approximately $52.5 million in excess of the amount necessary to refinance the assets in question,” and would “penalize DTE Electric and its shareholders by forcing the Company to retire equity beyond what is needed” to refinance the two regulatory assets. DTE Electric’s reply brief, p. 4. DTE Electric asserts that the lowest cost option “must entail refinancing the smallest amount feasible at the best possible interest rate.” Id., p. 5. The company argues that the goal of this

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securitization is to provide alternative financing equivalent to the debt and equity that supports the two regulatory assets, and asserts that it has properly identified these amounts. 2 Tr 44-47; Exhibit A-32. DTE Electric states that it “has not sought to tie . . . specific DFIT benefits to the regulatory assets,” and argues that the Staff, MEC, and the Attorney General have failed to account for the amount of deferred taxes that can be determined to be supporting the River Rouge costs or the Tree Trim costs. DTE Electric’s reply brief, p. 6.

While acknowledging that they are different from the instant case, DTE Electric argues that the TRM, EWR, and REP programs are illustrative of a long-accepted accounting practice of using a net-of-tax approach for certain costs. Regarding the purpose of Case No. U-12478, DTE Electric notes that, in that case, securitization savings were achieved that went well beyond the required 5% rate cut, which amounted to only $65 million. 2000 order, pp. 22-23.

DTE Electric further argues that its net-of-tax approach is consistent with the settlement agreement language from the 2018 depreciation order, because there is nothing in the settlement agreement that prohibits DTE Electric from proposing this option, nor does the settlement agreement require a gross-of-tax option. The company contends that the settlement language is ambiguous and should not be interpreted to require either approach. DTE Electric maintains that it is undisputed that the initial securitization surcharges imposed under its proposal are lower than the initial securitization surcharges imposed under the proposal advocated by the Staff and intervenors, and thus the former is the lowest-cost approach, and is consistent with the settlement commitment. DTE Electric contends that its proposal is also consistent with the requirements of Case No. U-10083, as its proposal recognizes deferred taxes as a zero-cost source of capital. Finally, on this issue, DTE Electric notes that the 2020 order said nothing that mandates a gross- of-tax approach. DTE Electric contends that it is “outside the scope of this proceeding for the Commission to force DTE Electric to alter its securitization transaction for the purpose of generating proceeds for retiring debt and equity that were not needed to support the securitized assets.” DTE Electric’s reply brief, p. 13.

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DTE Electric contends that it should be authorized to retire short-term debt with the Tree Trim costs securitization proceeds, arguing that it is inappropriate to require the company to identify specific debt instruments used to finance the surge regulatory asset in order to grant such authorization. DTE Electric states:

The Company has dedicated funds to the Tree Trim Surge on a short-term basis, earning only a rate of return that is equivalent to its approved short-term debt rate from Case No. U-20162. Whatever the original source of the capital, these funds are now earning 3.56% - not 4.22% or 9.9%, which these funds would be earning if the Tree Trim Surge regulatory asset was currently financed with long-term debt and equity from the capital structure that is included in the Company’s base rates. Forcing the Company to retire long-term debt and equity from its capital structure as part of the securitization proceeding intended to recover the funds that supported the Tree Trim Surge would incorrectly penalize DTE Electric for a constructive solution that recognized the affordability challenge that the additional Tree Trim Surge O&M would have otherwise created for the Company’s customers. 2 Tr 84. The Tree Trim Surge regulatory asset is effectively financed by short-term debt because the funds used to support these expenses are not from the capital structure that is included in the Company’s base rates, but instead they are dedicated funds outside of rate base that are earning a rate of return equal to the short-term debt rate.

Id., pp. 15-16. In accompanying notes, the company states that the Tree Trim costs were financed with temporary cash investments, short-term debt, and deferred taxes, and that the source of the quoted interest rates is the May 8, 2020 order in Case No. U-20561, pp. 170, 176 (DTE Electric’s most recent rate case). DTE Electric reiterates that it will have a sufficient amount of short-term debt to retire by the time the bonds are issued. 2 Tr 113-114.

Responding to the Staff’s statement regarding potential disallowances which the Staff will recommend in future rate cases, DTE Electric argues that the Staff’s position implicates matters beyond the scope of this proceeding. The company posits that the Staff may have made assumptions about the language of the settlement, but any alleged mandate does not appear on the face of the settlement. DTE Electric argues that the Staff’s stated position would violate the terms of the settlement. In reply to MEC, DTE Electric asserts that its proposal is the lowest cost option.

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In reply to the Attorney General, DTE Electric argues that her proposed adjustments to the initial other qualified costs are irrelevant since only actual costs will be recovered in the first true- up. 2 Tr 112. Regarding legal costs, DTE Electric notes that this transaction has multiple securitization charges and amortization periods, making it more complex than other securitizations. DTE Electric asserts that it considered past legal costs (but also adjusted them for inflation), and consulted with experts who performed similar work for the 2020 order and the 2013 order. DTE Electric argues that the Attorney General failed to consider information specific to this proposed transaction.

DTE Electric argues that the 5-year securitization period should be adopted for the Tree Trim costs because it matches the life of the bonds to the period during which distribution customers will be experiencing the benefits of the surge work. 2 Tr 243-244. The company asserts that one of the goals of the surge plan was to bring the company back in line with a 5-year tree trim schedule for all of its distribution assets. 2 Tr 229. DTE Electric points out that only the expenses already incurred will be recovered through this securitization. DTE Electric contends that its approach will reduce the number of years in which overlapping distribution securitization charges may appear on bills.

Regarding the issue of Citi acting as both financial advisor and underwriter, DTE Electric notes that the Commission rejected the Attorney General’s argument in the 2020 order, p. 134. The company argues that underwriting is a specialized activity that requires a knowledgeable entity. 2 Tr 172-173. The company points to the benefits of using a seasoned financial advisor

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that already knows a great deal about the applicant. DTE Electric argues that there are additional cost savings to customers resulting from the rebate offered by Citi as part of the arrangement. 2 Tr 113, 173-174. The company notes that in the 2020 order, p. 134, the Commission opined that “such dual role is not uncommon in the corporate bond issuance marketplace.”

DTE Electric argues that the information that the Attorney General needed in order to verify the accuracy of the company’s NPV analyses was provided in Exhibit A-6, and notes the testimony of Mr. Lunde that Citi never releases its proprietary model. 2 Tr 171-172. DTE Electric points out that the Attorney General made the same objection in Case No. U-20889, and posits that it was not accepted by the Commission. See, 2020 order, pp. 23, 31-32, 38-39.9 DTE Electric also argues that any divergent output from the proprietary model will have little impact on the outcome of the NPV test or any of the statutory tests, because such output would not change the timing or the cash amounts of required customer payments, noting Mr. Lunde’s testimony that “only the billing required to generate the necessary cash flows is adjusted – so [adjustments to the NPV] will accordingly have negligible impact on any of the statutory tests in this case.” 2 Tr 172. DTE Electric asserts that its analysis shows that its proposal meets the NPV test with room to spare, and argues “the verification that the estimates are reasonable should be enough, and the benefits of third party verification from Mr. Coppola do not outweigh the negative impacts of the potential loss of use of the proprietary model in this or future securitization proceedings.” DTE Electric’s reply brief, p. 25. The company notes that no party presented evidence rebutting its calculation of a total of $27 million in NPV benefit, thus satisfying Section 10i(1).

[9]	The Commission did not decide this issue in the 2020 order because Consumers’ NPV analysis was accepted. 2020 order, pp. 127-128, 130.

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Regarding the Attorney General’s proposed increase to the power supply bill credit based on the addition of O&M and property tax expense to the qualified costs, DTE Electric notes that in the 2020 order, pp. 130-131, the Commission rejected the same proposal. DTE Electric asserts that the Attorney General forgets that the River Rouge site will continue to be a source of ongoing O&M costs following its retirement, and argues that such retirement costs are outside the scope of this proceeding in any case. 2 Tr 29. The company contends that only the return of and on the NBV that is currently recovered in base rates should be included in the bill credit, and that this treatment is consistent with other securitizations. DTE Electric states that O&M expense is determined in rate cases and is outside the scope of this proceeding. The company further argues that the Attorney General failed to account for ongoing O&M costs arising from security measures for the plant and the reassignment of employees. 2 Tr 245-246.

Addressing Soulardarity’s arguments, DTE Electric contends that the River Rouge plant involves decades of investments that have already been found to be reasonable and prudent (and any costs found to be otherwise have not been included in the proposed securitization), and that it is outside the scope of this proceeding to revisit these determinations made by the Commission in numerous past rate cases. DTE Electric asserts that Soulardarity failed to provide any arguments or evidence relevant to this Act 142 proceeding, and states that it “has and will continue to comply with all applicable environmental and safety regulations at the River Rouge generation site.” DTE Electric’s reply brief, pp. 28-29. The company states that it filed the River Rouge Community Transition Plan on September 29, 2020, in Case No. U-20561, and has instituted a process for worker transition, but again posits that these measures and others such as plant removal costs are outside the scope of this proceeding.

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2. The Michigan Department of Attorney General

In her reply, the Attorney General argues that it is the duration of the surge program that should drive the amortization period and not the goal of a 5-year tree trim cycle. She contends that a 7-year period satisfies the statutory requirements and reduces the impact on customer bills by spreading the total amount over a longer period.

Turning to the deferred tax issue, the Attorney General argues that DTE Electric’s proposal fails to consider the greater benefit associated with reducing long-term debt and equity as a result of an increased securitized amount. She reiterates her argument that securitizing $230 million rather than the proposed $177.523 million will have the future effect of lowering the overall cost of capital. Exhibit AG-2. The Attorney General contends that her proposal will provide a customer benefit of $11.4 million in the first year of the securitization, and thus better meets the statutory requirements regarding the structuring and pricing of the bonds.

Regarding the initial other qualified costs, the Attorney General maintains that it is important to provide the company with an appropriate incentive to minimize costs on behalf of customers. She states that DTE Electric’s own Exhibit A-33 reveals that the company’s estimates are inflated.

3. The Michigan Environmental Council

In its reply brief, MEC contends that DTE Electric’s examples of the EWR, REP, and TRM programs, as well as the two original securitization cases, Case Nos. U-12478 and U-12505, do not provide support for netting out the deferred taxes in this case. MEC argues that the 20-year old securitization cases had different goals to achieve, noting that both cases were used to reduce each utility’s rates to a target amount in light of the new statutory requirement under the choice law (Public Act 141 of 2000) to implement a 5% rate reduction as of May 1, 2000, and both cases dealt with the need to recover the value of assets that continued to operate but had become potentially stranded as a result of the passage of that law. MEC posits that these are different purposes from the purpose of the instant case, which is to achieve a reduction to the burden on ratepayers through the use of lower cost financing.

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MEC argues that the deferred taxes could be securitized, and questions whether the company should be allowed, given that fact, to recover these costs in a way that all parties agree is more costly to ratepayers. Regarding the other programs where deferred taxes are segregated for recovery, MEC argues that the decision to adopt that treatment has never been contested. See, 2 Tr 62, 65. Finally, MEC argues that whether deferred taxes are traceable to specific company assets is irrelevant to deciding whether they should be securitized, because all utility assets are financed from a pool that includes debt, equity, and deferred tax amounts, rendering it unjust to ratepayers to remove these amounts from the qualified costs when that removal results in higher costs to ratepayers. MEC supports the Staff’s recommendation that, in future rate cases, the Commission disallow incremental costs resulting from the company’s failure to request securitization of future River Rouge costs and Tree Trim costs.

V. DISCUSSION

A. Qualified Costs

Qualified costs are defined in Section 10h(g) of Act 142 as follows:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.

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Thus, the plain language of the statute describes three potential categories of qualified costs: (1) regulatory assets as determined by the Commission; (2) any costs that the Commission determines that the electric utility would be unlikely to collect in a competitive market; and (3) the costs of issuing, supporting, and servicing the bonds and costs of retiring and refunding the electric utility’s existing debt and equity. The first category grants broad discretion to the Commission; the second category requires a finding that the costs are unlikely to be recovered under the current regulatory scheme; and the third category is subject to automatic approval if securitization is granted and the proposed costs meet the statutory definition along with the requirements of Section 10i(2).

DTE Electric proposes to securitize a total of $184.023 million in qualified costs consisting of (i) the remaining NBV of the investment in the River Rouge generation site ($61.3 million) minus deferred taxes, (ii) the Tree Trim Surge regulatory asset ($116.2 million) minus deferred taxes, and (iii) the estimated initial cost of issuing the securitization bonds ($6.5 million), including the estimated cost of retiring and refunding portions of DTE Electric’s existing debt securities, also known as the initial other qualified costs. In addition, DTE Electric proposes to recover ongoing other qualified costs of $500,000 per year, which includes the servicing fee, rating agency fees, and other ongoing costs of servicing the securitization bonds, which will be collected as an additional component of the securitization charges. Because these costs are estimates, they will be subject to the true-up mechanism that will be applied to the securitization charges.

With respect to the remaining NBV of the River Rouge costs, DTE Electric provided evidence showing that the last remaining electric generation unit at the plant would be permanently retired on May 31, 2021, making these costs unlikely to be recovered in the competitive market after that date. DTE Electric proposes that the remaining NBV of the investment in the generation site be

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removed from the company’s balance sheet and recorded as a regulatory asset, and provided testimony showing that the remaining NBV of the investment as of May 31, 2021, net of deferred taxes, is $61.3 million. The River Rouge generation site was retired on May 31, 2021, and the Commission agrees that it is appropriate to classify the unrecovered (and approved) capital costs associated with the plant (including the deferred tax amounts) as a regulatory asset, and further agrees that DTE Electric is unlikely to collect such costs in a competitive market.

Turning to the Tree Trim costs, DTE Electric provided evidence showing that the Commission established a regulatory asset for these costs in the 2019 rate case order, and that the deferred Tree Trim costs recorded to this regulatory asset totaled $118.6 million, as of December 31, 2020. The company projected an additional $38.3 million in Tree Trim costs from January to June 2021, and provided evidence showing that, net of deferred taxes, the qualified costs total $116.2 million as of June 30, 2021. As stated, these costs, as well as the deferred tax amounts, already constitute a regulatory asset.

DTE Electric provided evidence regarding the expected initial transactional costs of $6.5 million associated with issuing the securitization bonds. These initial other qualified costs include the underwriting discount and financial advisory fee, as well as the underwriters’ reimbursable expenses, SEC registration fees, legal fees, rating agency fees, auditor expenses, blue sky fees, SPE organizational costs, and advisory fees of the Commission. DTE Electric provided testimony showing that the SPE will use the proceeds from the sale of the securitization bonds to pay these initial other qualified costs or to reimburse DTE Electric for these costs; and the balance will be used by the SPE to purchase the securitization property from DTE Electric. DTE Electric proposes that qualified costs also include the ongoing other qualified costs of the SPE, which includes an annual servicing fee (of 0.05% of the initial aggregate principal amount of the

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securitization bonds if DTE Electric is servicer, and up to 0.75% of the initial aggregate principal amount of the securitization bonds if another entity becomes the servicer), as well as the auditor expenses relating to the securitization bonds, legal fees, trustee fees, independent manager fees, rating agency fees, SEC reporting expenses, the administrative fee, and, to the extent deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions, fees and expenses with respect to a letter of credit and/or an overcollateralization subaccount. DTE Electric estimates that these ongoing expenses will total approximately $500,000 per year. Exhibit A-10. Variations in the actual amount of ongoing costs to be recovered will be met through the adjustments made during the true-ups. No party disputed the ongoing other qualified costs estimate.

In addressing the issue of the proper amount of qualified costs to be financed through the issuance of securitization bonds, the Commission notes that the following costs are explicitly recognized as qualified costs: “regulatory assets as determined by the commission . . . [and] the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.” MCL 460.10h(g). DTE Electric has proposed that the River Rouge costs and the Tree Trim costs are qualified costs as that term is used in Act 142, and the Commission agrees. The Tree Trim costs were established as a regulatory asset in the 2019 rate case order, Case No. U-20162. The Commission further finds that the remaining NBV of the investment in the retired River Rouge generation site is a cost that is unlikely to be recovered in a competitive market. The Commission has previously found, and the Court of Appeals has affirmed, that the Commission may confer regulatory asset status on generation assets at the same time that the Commission authorizes the use of securitization to finance those assets. Attorney General, 247

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Mich App 35. The Commission finds that the remaining NBV of the investment in the retired River Rouge generation site is a generation-related asset that qualifies for treatment as a regulatory asset as that term is used in Act 142, and finds that the NBV of the Tree Trim costs is already a regulatory asset available for qualified cost treatment.

However, the Commission recognizes its role in enforcing the language of the settlement agreement approved in the 2018 depreciation order, and therefore cannot approve DTE Electric’s method of calculating its qualified costs. The Staff, the Attorney General, and MEC provided convincing testimony showing the benefits to ratepayers of securitizing the full NBV, which include lowering the cost of capital, lowering the revenue requirement, and ultimately lowering rates. On some level, DTE Electric agrees. Ms. Uzenski provided direct testimony that it is “mathematically accurate” to say that including the deferred tax amounts will lower the overall cost of capital and thus lower customer rates in comparison to DTE Electric’s proposal, and, in rebuttal testimony, she again stated that it is “mathematically” true that securitizing the full NBV of the River Rouge generation site would produce a lower overall total revenue requirement for customers than securitizing the NBV net of deferred taxes. 2 Tr 44, 76. Moreover, the Commission is concerned by the fact that, in the settlement agreement approved in the 2018 depreciation order, DTE Electric committed to “seek recovery of the remaining net book value associated with its Tier 2 coal plants through securitization . . . if this is the lowest cost option for ratepayers.” 2018 depreciation order, Exhibit A, p. 3, ¶ 6 (emphasis added). Again, DTE Electric itself acknowledges that NBV includes deferred taxes, as Ms. Uzenski’s testimony clearly demonstrates. 2 Tr 29, 33. When asked what is the NBV of the River Rouge generation site, Ms. Uzenski answered “The net book value of the plant investment is $75.8 million on line 3 [of Exhibit A-1].” 2 Tr 29. This amount includes the deferred taxes of $11.9 million. 2 Tr 30.

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Adding in six months of forecasted depreciation expense for the first half of 2021, she states that this “reduces the net book value to $73.2 million,” which includes deferred tax amounts. 2 Tr 29. Thus, the amount requested by the company for qualified cost treatment in this case does not represent the NBV of the River Rouge costs, even though River Rouge is a Tier 2 coal plant and therefore clearly covered by the language of the settlement agreement. When asked what is the NBV of the Tree Trim costs, Ms. Uzenski answered “the Company forecasts the regulatory asset will reach $156.9 million by June 30, 2021, as shown on line 5 [of Exhibit A-3].” 2 Tr 33. This amount includes the deferred taxes of $40.6 million, and again demonstrates that the amount requested for qualified cost treatment in this case does not represent the NBV of the Tree Trim costs. 2 Tr 34. No party disputed DTE Electric’s evidence on the amount of the full NBV for either asset. The Commission finds that DTE Electric’s qualified cost calculations fail to comply with the language in the settlement agreement. Based on the evidence provided by DTE Electric, the Commission finds that the qualified River Rouge costs as of May 31, 2021, are $73.2 million, and the qualified Tree Trim costs as of June 30, 2021, are $156.9 million, for a total of $230.1 million in qualified costs for securitization financing. The Commission rejects DTE Electric’s deferred tax surcharge proposal.

As it did in the 2020 order, the Commission finds that it is appropriate to reduce the initial other qualified costs by $1 million. The Attorney General showed that, for some of these proposed costs, the company failed to provide robust support for its estimates in response to discovery. The Commission declines to reduce specific line items by a set amount, but finds that it is appropriate to reduce the total based on the Attorney General’s evidence. Recognizing that some of these cost categories are dynamic, the Commission approves a $200,000 offset to this reduction to account for the potential increase in the underwriter’s discount due to the higher total securitized amount,

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for a net reduction of $800,000. As the parties acknowledge, only actual costs will be sought in the initial true-up. This mitigates the impact of excessive estimates, and estimates that fall below actuals can be addressed in a rate case. The Commission approves $5.7 million in initial other qualified costs. As stated, no party disputed the estimate for ongoing other qualified costs, and the Commission approves DTE Electric’s estimated amount. Thus the Commission approves total qualified costs of $235.8 million.

As in Case No. U-20889, the Commission finds that the bill credit should not be increased by some amount of the O&M expense and property tax expense associated with the River Rouge plant. Certain O&M costs associated with River Rouge will drop out of rate base over time as the plant is transitioned into retirement, but, as DTE Electric states, property taxes and some O&M expenses will be ongoing. The bill credit may only reflect the amount temporarily removed from rate base as a result of the securitization of qualified costs, and the Commission finds that it is not appropriate to increase the bill credit by the proposed O&M and property tax amounts, which are not included in qualified costs.

Finally, the Commission declines to adopt Soulardarity’s recommendation to deny the application. Soulardarity provided no argument or evidence showing that DTE Electric’s application does not meet the statutory criteria in Act 142 for securitization approval. Act 142 requires that the proceeds of the securitization be used to retire debt and equity, and the Commission may not direct that the proceeds be diverted from that use. MCL 460.10i(2)(a). Additionally, DTE Electric confirmed that it excluded from the proposed qualified costs any River Rouge amounts not previously found by the Commission to be reasonable and prudent in a rate case.

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Moreover, while acknowledging the importance of the issues associated with the environmental, health, and safety aspects of the retirement of the River Rouge plant, as well as the issue of worker displacement, the Commission finds that this docket addressing a financing option is not the forum for decisions on these issues, not least because the docket contains no evidence on these issues specific to River Rouge. An Act 142 proceeding is subject to several statutorily- defined limitations, including the 90-day mandate and the limited opportunities respecting rehearing and appeal, and is not designed to address the significant issues that Soulardarity raises. The Commission will be addressing DTE Electric’s worker transition plan filing in Case No. U-20561 in a future order, and will further address aspects of the closure of the River Rouge plant, such as removal costs, in other future dockets that will contain evidence regarding these issues.

The Commission finds that $235.8 million in qualified costs are reasonable and represent the maximum amount of qualified costs for which the company may issue securitization bonds pursuant to this financing order. The Commission agrees that the actual amount of the securitization bonds issued will depend upon the timing of the issuance of the securitization bonds, which timing shall occur at DTE Electric’s sole discretion.

B. Satisfaction of Statutory Criteria

1. Section 10i(1)

This provision requires the Commission to find that the NPV of the revenues to be collected under this financing order is less than the NPV of the amount to be recovered over the remaining life of the qualified costs under conventional financing methods. Regarding the River Rouge costs, the Commission finds that the NPV of the revenues to be collected under this financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods, by at least $12.5 million. Exhibit A-11. This analysis

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applies a 1.98% securitization financing cost, and compares it to the 6.79% authorized pre-tax weighted cost of capital set in Case No. U-20561 which would be the conventional financing cost. Turning to the Tree Trim costs, the same comparison yields a benefit of at least $14.5 million. Exhibit A-12. No party disputed these NPV analyses. The Commission finds that, based on the evidence provided by DTE Electric, the Staff, the Attorney General, and MEC, it is highly unlikely that this NPV benefit would be reduced as a result of increasing the amount of qualified costs by including the deferred tax amounts discussed above, and probability dictates that the NPV test would be satisfied by an even greater amount applying the full NBV of the River Rouge costs and Tree Trim costs. Thus, the Commission finds that DTE Electric has demonstrated that securitization generates a benefit for ratepayers as compared to conventional financing with respect to both the River Rouge costs and the Tree Trim costs as required under Section 10i(1) by a total of at least $27 million.

2. Section 10i(2)(a)

Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of DTE Electric’s securitization bonds be used solely for the purposes of refinancing or retiring the utility’s existing debt or equity. DTE Electric’s witness Mr. Solomon testified as to the proposed use of the bond proceeds, indicating that the company will consider the cost of each of its debt instruments and securities outstanding at the time it receives the proceeds, the cost of retiring them, and the market conditions at the time. DTE Electric proposes to retire short-term debt, long-term debt, and equity.

The Staff, the Attorney General, and MEC objected to the use of the Tree Trim costs proceeds to retire short-term debt. The short-term debt rate was selected by the Commission in the 2019 rate case order for rate recovery purposes, in recognition of the temporary nature of the surge and not as a mandate as to how the asset should be financed. The Commission disagrees with DTE

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Electric’s assertion that the authorization of a particular carrying cost “demonstrates” that the relevant asset has been financed by the source associated with that carrying cost. DTE Electric’s initial brief, p. 31. In fact, all parties seem to agree that assets are financed from a pool of funds that includes debt, equity, and deferred taxes.

However, the Commission rejects DTE Electric’s proposal to retire only short-term debt with the proceeds of the securitization of the Tree Trim costs for a different reason. In his testimony, Mr. Serna stated that, absent securitization, the Tree Trim Surge regulatory asset deferred balance would have to be financed with permanent capital including long-term debt and equity. Therefore, it is logical and appropriate to compare the net present value of the revenues to be collected for the Company’s tree-trimming surge regulatory asset under ordinary, conventional financing (the Company’s pre-tax rate of return) and securitization financing, rather than the interim, short term financing utilized in anticipation of securitization.

2 Tr 233. Exhibit A-12 was provided by DTE Electric to demonstrate that the proposed securitization passes the statutory NPV test in Section 10i(1). But, as Mr. Serna and Mr. Solomon testified, that evidence is based on application of the pre-tax rate of return (reflecting permanent capital) rather than the short-term debt rate. 2 Tr 103, 233. Exhibit A-12 demonstrates that the analysis passes the NPV test. In fact, the company provided no record evidence that securitization of the Tree Trim surge amount is less costly than financing with short-term debt and thus passes the Section 10i(1) test. The company relied on the use of long-term debt and equity to prove that securitization passes the Section 10i(1) test, and provided evidence that the asset would be funded by long-term debt and equity if it is not securitized. The Commission finds this evidence persuasive, and thus also finds that the proceeds of the Tree Trim costs should be used to retire long-term debt and equity. This will allow customers to see the savings that are predicted to occur in the company’s NPV assessment, making the benefits of the securitization representative of DTE Electric’s own analysis.

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3. Section 10i(2)(b)

The Commission finds that securitization will provide tangible and quantifiable benefits to customers of the utility. As shown above, the securitization as approved by the Commission satisfies the NPV test by at least $27 million. The weighted average interest rate for the bonds is expected to be 1.98% based upon current market conditions, whereas the utility’s current pre-tax cost of capital stands at 6.79%. Exhibits A-11, A-12. The Commission finds adequate support in the record for concluding that the statutory requirement set forth in Section 10i(2)(b) of Act 142 is satisfied with respect to the increased qualified costs approved by this order.

4. Section 10i(2)(c)

Section 10i(2)(c) of Act 142 requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges consistent with market conditions and the terms of the financing order. The Commission finds that DTE Electric’s securitization proposal satisfies Section 10i(2)(c). The detailed marketing plan developed by DTE Electric shows that the utility plans to take reasonable steps in structuring and pricing the securitization bonds to achieve the lowest possible securitization charges consistent with market conditions. The reporting requirements agreed upon by DTE Electric and the Staff are adopted. See, finding no. 33, and ordering paragraph U., infra.

As in Case No. U-20889, the Commission is not persuaded that Citi may not act as both financial advisor and underwriter. The Commission does not opine that a competitive bidding process for selection of the underwriter would never be advisable. However, the Attorney General failed to identify any actual conflict of interest arising from the use of Citi in both roles, and the

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Commission notes that customer savings accrue from both the rebate offered by Citi and from the use of an entity that is already very familiar with the securitization applicant and the relevant bond market. The Commission also declines to direct Citi that it must relinquish its proprietary model. However, in future securitizations, whether they involve additional Tree Trim costs or new costs associated with the retirement of a Tier 2 coal plant, the Commission expects the parties to provide an NPV analysis of the full NBV, and sufficient information must be made available to allow for that analysis.

5. Section 10i(2)(d)

The last of the statutory mandates requires the Commission to find that the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds. The Commission finds that the securitization meets this requirement. The River Rouge costs satisfy this criteria by at least $11 million, and the Tree Trim costs satisfy this criteria by at least $37.3 million. Exhibits A-13, A-14. The Commission finds that, even with the increase to the qualified costs approved by this order, this statutory mandate is satisfied because the NPV of the revenue requirement is also increased by a proportional amount representing the deferred taxes. Because the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds, the statutory requirement spelled out in Section 10i(2)(d) of Act 142 has been satisfied up to the amount of qualified costs approved by this financing order.

Based on the above analysis, the Commission finds that this financing order and the proposed sale of securitization bonds in an amount up to $235.8 million is consistent with the standards set forth in Section 10i(1) and (2) of Act 142.

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C. Proposed Amortization and Accounting Approvals

Ms. Uzenski testified regarding the requested authority necessary to record on DTE Electric’s books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on DTE Electric’s books, including the establishment of regulatory assets for both the power supply and distribution costs being securitized; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire existing debt; (4) the receipt of revenues arising from DTE Electric’s proposed securitization charges; (5) the payment of principal, interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; (7) the amortizations of securitized qualified costs; and (8) the amortizations of related deferred tax regulatory assets. The amount securitized will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with DTE Electric for financial reporting purposes, the amounts financed will also appear as a financing in the utility’s consolidated financial statements. The Commission finds that the authority requested by DTE Electric is appropriate and should be granted, with the exception of the accounting request regarding the amortization of deferred tax regulatory assets, which is no longer necessary given the inclusion of these amounts in the qualified costs.

Consistent with Section 10i(9) of Act 142, the Commission also authorizes the early retirement or refunding of the securitization bonds for the purpose of generating additional NPV savings, as this would be a benefit to ratepayers. The Commission also approves, to the extent deemed necessary, a letter of credit and/or an overcollateralization subaccount as requested.

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D. Proposed Use of Securitization Cost Savings

DTE Electric states that it will initially reflect the cost savings achieved through securitization by providing a bill credit for both power supply (River Rouge costs) and distribution (Tree Trim costs) customers, that will appear on bills simultaneously with the removal of these assets from rate base. They are currently included in rate base pursuant to the most recently completed rate case, Case No. U-20561. The implementation of the proposed power supply bill credit at the same time as the implementation of the initial power supply securitization charge with respect to the River Rouge costs will provide power supply customers with a timely realization of savings resulting from the refinancing of the River Rouge generation site assets with securitization bonds versus conventional ratemaking. The implementation of the proposed distribution bill credit at the same time as the implementation of the initial distribution securitization charge with respect to the Tree Trim costs will provide distribution customers with a timely realization of savings related to the refinancing of the Tree Trim costs with securitization bonds versus conventional ratemaking. These credits will go into effect simultaneously with the implementation of the securitization surcharge, and will continue until retail rates are reset in the next completed rate case. The Commission approves DTE Electric’s proposed treatment of future cost savings resulting from securitization.10

E. The Securitization Charges

DTE Electric proposes to recover the costs of servicing the securitization bonds by imposing per kWh securitization charges. The Commission agrees that multiple securitization charges are necessary because the River Rouge generation site and the Tree Trim surge regulatory asset have

[10]	The Commission has addressed the Attorney General’s proposed change to the bill credit in the discussion of qualified costs, section IV. A., supra.

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benefitted different subsets of customers and have different amortization periods. DTE Electric proposes a power supply securitization charge reflecting the cost of servicing the securitization bonds related to the River Rouge generation site over a 14-year period, which corresponds to its depreciation period; and a distribution securitization charge reflecting the cost of servicing the securitization bonds related to the Tree Trim Surge regulatory asset over a 5-year period, which corresponds to DTE Electric’s tree trimming cycle. The Commission finds that the 5-year period proposed by the company for the Tree Trim costs is preferable to the 7-year period recommended by the Attorney General, both because it better matches the amortization period to the period during which the benefits of the tree-trim cycle are experienced by customers, and because it has greater potential to avoid overlapping distribution securitization charges on customers’ bills. Avoiding overlapping charges is likely preferable for customers, and possibly for bondholders.

The Commission finds that the proposed allocation by COS class of the annual securitization revenue requirement and bill credit revenue requirement for the River Rouge costs and the Tree Trim costs is reasonable, and approves the methodology used to develop the two sets of securitization charges (power supply and distribution) and bill credits. For the power supply charge and credit, the Commission approves the use of allocation factor 255 which reflects the allocation approved in the most recent rate case, Case No. U-20561, for the proposed 14-year life of the bonds, which corresponds to the remaining NBV of the investment in the River Rouge generation site. Should a subsequent general rate case result in modifications to allocation factor 255, the Commission approves the use of the newly authorized allocation factor for subsequent true-ups of the power supply securitization charge. For the initial distribution charge and credit, the Commission approves the use of allocation factor 593, also approved in Case No. U-20561, for the proposed 5-year life of the bonds, which corresponds to the 5-year DTE Electric tree trimming

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schedule. Should a subsequent general rate case result in modifications to allocation factor 593, the Commission approves the use of the newly authorized allocation factor for subsequent true-ups of the distribution charge. DTE Electric shall, after issuance of the bonds, submit revised tariff sheets reflecting the actual initial securitization charge for each rate class.

As in other securitization orders, the Commission approves DTE Electric’s proposal to exclude current choice customers. Full service customers who transition to choice service any time after the date of this order will carry the securitization obligation, including applicable true- ups, with them; and any current choice customer who transitions to bundled service shall thereafter be subject to the charge applied to that customer’s class. This is identical to the application of charges in the 2013, 2017, and 2020 orders. The power supply securitization charge and bill credit shall apply to current and future power supply customers. The distribution securitization charge and bill credit shall apply to current and future distribution customers. The Commission finds that current choice customers should be excluded from the power supply securitization charge and bill credit. Full-service customers who transition to choice service any time after the date of this financing order will carry the power supply securitization charge obligation, including true-ups, with them. Any current choice customer, as of the date of this financing order, who later transitions to full service would thereafter be subject to the power supply securitization charge and bill credit (if applicable) applied to that customer’s rate schedule.

F. Periodic True-Ups

Periodic securitization charge true-ups are necessary to provide the certainty needed to obtain a high credit rating for the bonds, and they need to be undertaken in a way that allows for their swift and certain resolution. No party opposed DTE Electric’s proposal, and the Commission approves the company’s proposal for annual (and, beginning one year prior to the scheduled final

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payment date for each tranche, quarterly), semi-annual and other interim true-ups for the securitization charges. The Commission’s role in securitization true-ups is limited to a mathematical one, and the more expeditiously the true-up occurs, the better for all parties. Annual (and, beginning one year prior to the scheduled final payment date for each tranche, quarterly) true-ups are required, and potentially more frequent true-ups may be implemented. Annual, semi- annual or more frequent true-ups may be implemented automatically after 45 days absent a Commission order, unless contested. Any contest of any true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments.

G. The Findings

In accordance with the requirements of Act 142, the Commission makes the following findings:

1. DTE Electric is an electric utility as defined by MCL 460.10h(c).

2. DTE Electric’s complete application was filed on March 26, 2021.

3. The remaining net book value of the investment in the River Rouge generation site up to the maximum amount of $73.2 million as of May 31, 2021 (inclusive of the deferred tax amounts discussed above), and the Tree Trim surge regulatory asset up to the maximum amount of $156.9 million as of June 30, 2021 (inclusive of the deferred tax amounts discussed above), constitute qualified costs as defined in MCL 460.10h(g), may be recorded as regulatory assets, and are therefore recoverable by DTE Electric through the issuance of securitization bonds. To the extent that the actual amounts associated with any estimates used in DTE Electric’s securitization bond issuance deviate from the amounts approved for securitization in this case, DTE Electric will address the differences according to ordinary ratemaking principles after such time as those differences become known.

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4. DTE Electric should be allowed to establish an SPE (or multiple SPEs), capitalize and direct the administration of the SPE, and sell to the SPE the securitization property as set forth in this order. The SPE will be an assignee as defined in MCL 460.10h(a) once an interest in securitization property is transferred to the SPE. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

5. DTE Electric’s and the SPE’s initial other qualified costs as approved in this financing order of up to $5.7 million are qualified costs pursuant to MCL 460.10h(g) and are therefore appropriate to be included as part of the principal balance of the securitization bonds issued pursuant to this financing order.

6. The holders (otherwise known as the purchasers) of the securitization bonds and their indenture trustee will each be a financing party as defined in MCL 460.10h(e).

7. The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property, as defined in MCL 460.10j, and related assets, to secure those bonds.

8. The proceeds of the securitization bonds are the amounts realized from the sale of the securitization bonds, after payment of the costs of issuance, and paid to DTE Electric by the SPE as the purchase price for the securitization property. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(a) because the proceeds to DTE Electric of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity of DTE Electric.

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9. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(b) because it provides tangible and quantifiable benefits to customers of DTE Electric.

10. The SPE’s issuance of securitization bonds in compliance with this financing order will satisfy the requirements of MCL 460.10i(2)(c) because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this financing order.

11. The amount of qualified costs approved for securitization in this financing order does not exceed the NPV of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by MCL 460.10i(2)(d).

12. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

13. This financing order adequately details the amount of qualified costs, including the ongoing other qualified costs, to be recovered by DTE Electric through securitization charges. DTE Electric’s aggregate securitization bond issuance shall not exceed $235.8 million as the principal amount of such bonds, and the period over which DTE Electric will be permitted to recover nonbypassable securitization charges does not exceed 15 years, as required by MCL 460.10i(3). For the purpose of determining the appropriate securitization charges, the initial other qualified costs and ongoing other qualified costs shall be allocated on a pro rata basis (and with respect to ongoing other qualified costs, pro rata based on the amount of securitization bonds then outstanding) to the River Rouge generation site qualified costs and the Tree Trim surge qualified costs.

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14. As provided in MCL 460.10i(4), this financing order, together with the securitization charges authorized by this financing order, are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

15. The method for implementing the initial securitization charge as described in this order, and the method for making subsequent adjustments to the securitization charges through the use of a true-up mechanism, as set forth in Exhibit A-28 satisfy the requirements of MCL 460.10k(3) and are approved in this financing order. Partial payments of bills by customers should be allocated ratably among the securitization charges authorized by this financing order and other billed amounts based on the ratio of each component of the bill to the total bill.

16. DTE Electric’s request to establish two securitization properties, including two nonbypassable securitization charges as described herein, from which the utility’s securitization bonds are to be paid, is granted as set forth herein.

17. Consistent with MCL 460.10j(1), the securitization property established hereby includes, without limitation: (1) the right to impose, collect, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs; (2) the right to obtain periodic adjustments of securitization charges as described herein; and (3) all revenue, collections, payments, money, and proceeds arising out of the rights and interests described above.

18. Consistent with MCL 460.10j(2), all securitization property arising as a result of this financing order constitutes a present property right even though the imposition and collection of securitization charges depends on further acts by DTE Electric or others that have not yet occurred.

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19. Consistent with MCL 460.10m(2), any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party in connection with the issuance of the securitization bonds) will arise and be created only in favor of a financing party and shall attach automatically from the time that value is received for the bonds and, further, shall be a continuously perfected lien and security interest in the securitization property and all proceeds of the property.

20. The priority of any lien and security interest in the securitization property and all proceeds of the property arising from this financing order will not be considered impaired by any later modification of this financing order or by the commingling of the funds arising from securitization charges with any other funds, consistent with MCL 460.10m(4). The securitization property shall constitute an account under the Uniform Commercial Code and shall be in existence whether or not the revenue or proceeds have accrued and whether or not the value of the property right is dependent on the customers of an electric utility receiving service, consistent with MCL 460.10m(6).

21. The structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by DTE Electric, are reasonable and should be approved.

22. If and when DTE Electric transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

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23. If and when DTE Electric transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “true sale” provisions of MCL 460.10l(1), that transfer will constitute a “true sale” and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE. As provided by MCL 460.10l(2), this “true sale” shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that DTE Electric acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24. As provided in MCL 460.10m(5), if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

25. Pursuant to MCL 460.10n(2), the State of Michigan pledges, and the Commission reaffirms, for the benefit and protection of all financing parties and DTE Electric, that the State of Michigan will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under MCL 460.10k(3), or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal, interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to MCL 460.10n(2) and this financing order, to include this pledge in any documentation relating to the securitization bonds.

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26. This financing order, as well as DTE Electric’s written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of DTE Electric, its successors, or its assignees, as required by MCL 460.10k(1).

27. DTE Electric retains sole discretion regarding whether or when to cause the issuance of any securitization bonds authorized by this order.

28. Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the State of Michigan and are not a charge on its full faith and credit or taxing power.

29. As required by MCL 460.10m(8), any subsequent changes in this financing order or changes to the customer’s securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

30. As required by MCL 460.10j(2), this financing order shall remain in effect and the securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

31. The securitization charges authorized in this order shall be billed, collected, and delivered to the trustee by DTE Electric, as the initial servicer, and by any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer’s obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by DTE Electric.

32. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are a nonbypassable charge.

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33. DTE Electric shall file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds, and quarterly thereafter, until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt that was retired through use of those proceeds, consistent with this order.

34. DTE Electric should continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, DTE Electric intends to take as a result of that reduction or change.

35. In the event that a decline in interest rates or other change in market conditions leads DTE Electric to refinance any of its securitization bonds, DTE Electric should file, within seven days, a report disclosing the details of that refinancing.

36. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in this financing order should be tolled pending DTE Electric’s express written acceptance of all conditions and limitations that this order places on the utility.

37. This financing order is final and is not subject to rehearing by the Commission except by the applicant as provided in MCL 460.10i(7), and is not subject to review or appeal, except as provided in MCL 460.10i(8). This order is a financing order within the meaning of MCL 460.10h(d).

THEREFORE, IT IS ORDERED that:

A. The general structure of the securitization transactions, the expected term of the securitization bonds, and the use of the securitization bonds’ proceeds, as proposed by DTE Electric Company and modified by this order, is approved, and DTE Electric Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this order.

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B. DTE Electric Company is authorized to treat the remaining net book value of the investment in the River Rouge generation site up to the maximum amount of $73.2 million as of May 31, 2021 (inclusive of the deferred tax amounts discussed in this order), and the Tree Trim surge regulatory asset up to the maximum amount of $156.9 million as of June 30, 2021 (inclusive of the deferred tax amounts discussed in this order), as regulatory assets and qualified costs as defined in MCL 460.10h(g). Additionally, DTE Electric Company is authorized to include up to the total amount of $5.7 million as initial other qualified costs.

C. DTE Electric Company is authorized to proceed with the issuance of securitization bonds for up to an aggregate total of $235.8 million of its qualified costs, as detailed in this financing order.

D. DTE Electric Company, and any successor servicer, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, and the ongoing other qualified costs of the special purpose entity. DTE Electric Company shall also impose bill credits as described in this order.

E. DTE Electric Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language consistent with Exhibit A-28, as approved by this order. DTE Electric Company shall file, no less than seven days prior to the initial imposition and billing of its securitization charges, revised tariff sheets reflecting all the terms of this order, including those necessary to implement the bill credits for power supply and distribution customers.

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F. DTE Electric Company, and any successor to DTE Electric Company, is authorized to bill to its power supply customers, following the sale of securitization bonds, an initial power supply securitization charge applying the currently approved 255 allocation factor at the time the securitization bonds are issued. The currently approved 255 allocation factor at the time the securitization bonds are issued shall determine each cost of service class’s annual responsibility for the total revenue requirement of the power supply securitization charge. Any changes to the 255 allocation factor subsequently approved by the Commission will be reflected in the next true- up of the power supply securitization charges. The charges shall be applied as per kilowatt-hour charges within each rate schedule. Power supply customers who transition to retail open access after the date of this financing order will carry the power supply securitization obligation with them, including applicable true-ups, at the same rate at which they were paying as power supply customers. Any current choice customer who transitions to a full-service customer after the date of this financing order shall thereafter be subject to the power supply securitization charge and bill credit (if applicable) applied to that customer’s rate schedule. The initial power supply securitization charge and bill credit shall be included in power supply customers’ bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order. The power supply bill credit shall remain in effect until the River Rouge generation site costs are removed from power supply customer rates in DTE Electric Company’s next general rate case. As required by MCL 460.10k(2), the imposition and collection of the power supply securitization charges authorized in this financing order are nonbypassable.

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G. DTE Electric Company, and any successor to DTE Electric Company, is authorized to bill to its distribution customers, following the sale of securitization bonds, an initial distribution securitization charge applying the currently approved 593 allocation factor at the time the securitization bonds are issued. The currently approved 593 allocation factor at the time the securitization bonds are issued shall determine each cost of service voltage class’s annual responsibility for the total revenue requirement of the distribution securitization charge. Any changes to the 593 allocation factor subsequently approved by the Commission will be reflected in the next true-up of the distribution securitization charges. The charges shall be applied as per kilowatt-hour charges within each rate schedule. The initial distribution securitization charge and bill credit shall be included in distribution customers’ bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order. The distribution bill credit shall remain in effect until the Tree Trim surge costs are removed from distribution customer rates in DTE Electric Company’s next general rate case. As required by MCL 460.10k(2), the imposition and collection of the distribution securitization charges authorized in this financing order are nonbypassable.

H. The distribution securitization charge related to DTE Electric Company’s securitization bonds shall be billed to each distribution customer for recovery over a period of not greater than 6 years after the beginning of the first complete billing cycle during which the distribution securitization charges were initially included in any customer’s bill. The power supply

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securitization charge shall continue to be billed to power supply customers for recovery over a period of not greater than 15 years after the beginning of the first complete billing cycle during which the power supply securitization charges were initially included in any power supply customer’s bill. However, DTE Electric Company may continue to collect any billed but uncollected securitization charges after the close of these 6- or 15-year periods, as applicable. Amounts of the distribution securitization charges or power supply securitization charges remaining unpaid after the close of these 6- or 15-year periods, as applicable, may be recovered through use of collection activities, including the use of the judicial process.

I. After the payment in full of all principal, interest and other qualified costs (including any amounts necessary to replenish the capital subaccount to the extent it was drawn upon) relating to securitization bonds allocated to distribution customers, any excess amounts held by the special purpose entity (excluding the initial capital contribution and any investment earnings owed to DTE Electric Company on the initial capital contribution) and previously collected from such distribution customers shall be returned to DTE Electric Company to be credited to distribution customers pursuant to normal ratemaking processes. After the payment in full of all principal, interest, and other qualified costs relating to securitization bonds, all amounts held by the special purpose entity (excluding the initial capital contribution and any investment earnings on the capital contribution not previously distributed to DTE Electric Company) and previously collected from such power supply customers shall be returned to DTE Electric Company to be credited to power supply customers pursuant to normal ratemaking processes.

J. True-ups of each of the securitization charges shall be conducted periodically, in accordance with the schedule and the methodology approved in this financing order. Annual true-up (and quarterly true-up), semi-annual true-up, and potential additional interim true-up results may be

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implemented automatically after 45 days absent a Commission order, unless contested. Any contest of a true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments. Power supply customers shall only be responsible to pay power supply securitization charges. Distribution customers shall only be responsible to pay distribution securitization charges. Under no circumstances shall power supply securitization charges be applied to pay debt service for the portion of securitization bonds related to the Tree Trim surge qualified costs, nor shall distribution securitization charges be applied to pay debt service for the portion of securitization bonds related to the River Rouge qualified costs.

K. DTE Electric Company is authorized to create one or more special purpose entities to which it may transfer securitization property. The special purpose entity will be an assignee, as defined below, once an interest in the securitization property is transferred to the special purpose entity. In turn, the special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part. The special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

L. DTE Electric Company is authorized to initiate and complete the refinancing of its securitization bonds when justified by financial market conditions.

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M. All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

N. DTE Electric Company is authorized to enter into a servicing agreement with the special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee of the lowest rate not to exceed 0.05% of the original principal amount of the securitization bonds consistent with market conditions at the time of the bond issuance. If some other entity is selected to serve in place of DTE Electric Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 0.75% of the bonds’ original principal amount. The servicer shall remit all collections of the securitization charges to the indenture trustee for the special purpose entity’s account, in accordance with the terms of the servicing agreement.

O. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the initial other qualified costs) to DTE Electric Company as the purchase price of the securitization property. The proceeds from the sale of the securitization property (after payment or reimbursement of all initial other qualified costs) shall be applied to retire DTE Electric Company’s existing debt or equity.

P. DTE Electric Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series in accordance with the terms of this financing order for a period of two years following the later of the date upon which this order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

Q. DTE Electric Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the U.S. Securities & Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

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R. This financing order, together with the securitization charges authorized by the order, shall be binding upon DTE Electric Company and any of its successors or affiliates that provide distribution service directly to customers in DTE Electric Company’s service area as of the initial date of issuance of the securitization bonds. This order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

S. Subject to compliance with the requirements of this financing order, DTE Electric Company and the special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, other reasonable and necessary financing costs, and the ability of DTE Electric Company, at its option, to cause the issuance of one or more series of securitization bonds.

T. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted. Accordingly, following DTE Electric Company’s submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, the Commission will have taken all necessary steps with regard to approving DTE Electric Company’s request for securitization, and, pursuant to 2000 PA 142, a valid and enforceable lien and security interest in the securitization property will be created (and will be created only in favor of a financing party) following the execution and delivery of the applicable security agreement in connection with the issuance of the securitization bonds.

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U. DTE Electric Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of the securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of the initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt retired through use of those proceeds consistent with this order. The initial report filed following receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the “closing transcript”) arising from the sale of the bonds.

V. DTE Electric Company shall continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous; and (2) what steps, if any, DTE Electric Company intends to take as a result of that reduction or change.

W. In the event that a decline in interest rates or other change in market conditions leads DTE Electric Company to refinance any of its securitization bonds, DTE Electric Company shall file, within seven days of the refinancing, a report disclosing the details of that refinancing, in which case, upon DTE Electric Company’s request, as accompanied by demonstration of an ability to refinance under applicable bond covenants and that securitization charges to service new securitization bonds, including transaction costs, would be less than the future securitization charges required to service the securitization bonds being refunded, pursuant to MCL 460.10i(9), this financing order shall constitute a financing order adopted by the Commission in accordance with MCL 460.10i(9).

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X. All amortization, accounting, ratemaking approvals, and other authorizations provided for in this financing order shall be tolled pending DTE Electric Company’s express written acceptance of all conditions and limitations that the order places on DTE Electric Company.

Y. Following DTE Electric Company’s express written acceptance of all conditions and limitations established by this financing order, the order and each of its terms shall be irrevocable. DTE Electric Company’s acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in the utility’s legal or economic structure.

Z. This financing order shall, consistent with MCL 460.10i(4), be irrevocable. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this financing order. Consistent with MCL 460.10n(2), the Commission reaffirms that it shall not reduce, impair, postpone, terminate, or otherwise adjust the securitization charges approved in this financing order or impair the securitization property or the collection of securitization charges or the recovery of the qualified costs and ongoing other qualified costs. Consistent with MCL 460.10k(3), the Commission affirms that it will act pursuant to this financing order to ensure that the expected securitization charges are sufficient to pay on a timely basis scheduled principal of and interest on the securitization bonds issued pursuant to this financing order and the ongoing other qualified costs in connection with the securitization bonds.

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The Commission reserves jurisdiction and may issue further orders as necessary.

Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, under MCL 460.10i(8). To comply with the Michigan Rules of Court’s requirement to notify the Commission of an appeal, appellants shall send required notices to both the Commission’s Executive Secretary and to the Commission’s Legal Counsel. Electronic notifications should be sent to the Executive Secretary at mpscedockets@michigan.gov and to the Michigan Department of the Attorney General - Public Service Division at pungp1@michigan.gov. In lieu of electronic submissions, paper copies of such notifications may be sent to the Executive Secretary and the Attorney General - Public Service Division at 7109 W. Saginaw Hwy., Lansing, MI 48917.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ Daniel C. Scripps
Daniel C. Scripps, Chair

/s/ Tremaine L. Phillips
Tremaine L. Phillips, Commissioner,

/s/ Katherine L. Peretick
Katherine L. Peretick, Commissioner

By its action of June 23, 2021.

/s/ Lisa Felice
Lisa Felice, Executive Secretary

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